UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Lawson Products, Inc.

(Name of Registrant as Specified In Its Charter)

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Lawson Products, Inc.
8770 West Bryn Mawr Avenue, Suite 900
Chicago, Illinois 60631
________________

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 14, 2019
________________

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders ("Annual Meeting") of Lawson Products, Inc. (the “Company”, “Lawson”, “we” & “our”), which will be held at 8770 West Bryn Mawr Avenue, Room 933, Chicago, Illinois, 60631 on May 14, 2019, at 10:00 a.m., Central Time.

What will I be voting on?

(1) Election of three directors to serve three years (see page 5);

(2) Ratification of the Appointment of BDO USA, LLP (see page 8);

(3) To approve, in a non-binding vote, the compensation of our named executive officers (see page 9);

(4) Approval of the Amended and Restated 2009 Equity Compensation Plan (see page 11); and

(5) Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

You may vote at the meeting if you were a Lawson stockholder of record at the close of business on the record date. The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 20, 2019, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company's 2018 Annual Report on Form 10-K. We are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the Securities and Exchange Commission. We believe this process will provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. Additionally, a copy of this Notice, the accompanying Proxy Statement and a copy of the Company's 2018 Annual Report on Form 10-K are available at www.edocumentview.com/LAWS.

By Order of the Board of Directors
Neil E. Jenkins
Secretary

Chicago, Illinois
March 27, 2019

_______________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 14, 2019
________________
QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING AND VOTING

How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

Can I change my vote?
Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

(1)	Revoking it by written notice to Neil E. Jenkins, our Secretary, at 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631 before your original proxy is voted at the Annual Meeting;

(2)	Delivering a later-dated proxy (including a telephone or Internet vote); or

(3)	Voting in person at the meeting.

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Lawson common stock that you owned at the close of business on March 20, 2019.

How many shares are entitled to vote?
There are 8,962,450 shares of Lawson common stock outstanding as of March 20, 2019 and entitled to be voted at the meeting. Each share is entitled to one vote.

How many votes are needed for the proposals to pass?

•	Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy.

•	If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute.

•	In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees.

•
Because directors are elected by a plurality of the votes cast at the meeting, a proxy card marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees.

What if I vote “abstain”?
A vote to “abstain” on the election of directors will have no effect on the outcome.

If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What if I don't return my proxy card and don't attend the Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted. If you are not a holder of record, your record holder cannot vote your shares without your specific instructions on the election of directors because this proposal is considered a non-routine matter. Therefore, banks, brokers or other nominees will not have the discretion to vote shares held by them on behalf of customers if no instructions are received.

“Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:

•	As required by law;

•	To the inspectors of voting; or

•	In the event the election is contested.
The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Lawson. The tabulator of the votes and at least one of the inspectors of voting will be independent of Lawson and our officers and directors.

If you are a holder of record and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

When will I receive the Proxy Statement?
This Proxy Statement will be available to stockholders on or about April 4, 2019 in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 20, 2019 are entitled to notice of and to vote at the Annual Meeting. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut, 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $7,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company.

If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the internet as set forth in the enclosed proxy, the shares represented thereby will be voted.

PROPOSAL 1: ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast his or her votes for one nominee or distribute them in any manner he or she chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors (the "Board" or "Board of Directors") shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2021.

THE THREE NOMINEES FOR THE BOARD OF DIRECTORS

Directors to Serve Until 2022

Name	Age	First Year Elected Director
Michael G. DeCata	61	2013
Lee S. Hillman	63	2004
Mark F. Moon	56	2019

Michael G. DeCata was appointed President and CEO of Lawson Products on September 24, 2012. He was elected to the Board of Directors in 2013. Prior to his appointment, Mr. DeCata worked in private equity, conducting acquisition analysis and due diligence for private equity firms in New York, Connecticut and Boston from 2009 to 2012. Prior to that, he was President of Chefs' Warehouse, a $300 million specialty food distributor from 2006 to 2009. From 2008 until 2013, he served on the Board of Directors of Crescent Electric Supply. Prior to his position at Chefs' Warehouse, he was the Vice President of Fleet Operations and also led the Contractor Supplies Division of United Rentals, a $4.0 billion construction equipment rental company. From 1997 until 2002, he led the eastern region of W.W. Grainger representing over $1.4 billion in sales and consisting of 152 branch locations and a team of approximately 2,000. Mr. DeCata began his career at General Electric and worked in a variety of cross-functional as well as cross-business positions from 1979 until 1997. These professional experiences qualify him to serve as a Director.

Lee S. Hillman has served as the lead independent director of Lawson Products, Inc., since March 2017. Mr. Hillman has served as President of Liberation Advisory Group, a private management consulting firm, since 2003. Mr. Hillman has also served as Chief Executive Officer of Performance Health Systems, LLC, a business distributing Power Plate™ and bioDensity® branded, specialty health and exercise equipment since 2012, and its predecessor since 2009. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International (“Power Plate”) and from 2004 through 2006 as CEO of Power Plate North America. Previously, from 1996 through 2002, Mr. Hillman was CEO of Bally Total Fitness Corporation, then the world’s largest fitness membership club business. Mr. Hillman currently serves as a member of the board of trustees and member of the Audit Committee of Adelphia Recovery Trust and a board member and member of the Audit, Compensation and Nominating/Governance Committees of HC2 Holdings, Inc. He is chair of the Audit Committee and member of the Compensation Committee of Business Development Corporation of America. Previously he has served as a member of the Board of Directors of HealthSouth Corporation, Wyndham International, RCN Corporation (where he was Chairman of the Board), Bally Total Fitness Corporation (where he was Chairman of the Board), Continucare Corp. and Professional Diversity Network, Inc. These professional experiences along with Mr. Hillman’s particular knowledge and experience in restructuring businesses and having served as Chief Executive Officer, Chief Financial Officer, and/or director of other publicly traded U.S. and international companies and as a former audit partner of an international accounting firm, qualify him to serve as a Director.

Mark F. Moon has served as President of MFM Advisory Services since 2016 and as an advisor and operating partner for Luther King Capital Management and Bertram Capital since 2016 and 2018, respectively. In 2016, Mr. Moon joined the Board of Directors for BearCom LLC, which is the largest value-added distributor of two-way radio communications and solutions. Mr. Moon also serves on the Board of Directors for TestEquity LLC, which is the premier value-added distributor of electronic test and measurement solutions and eMRO tools and supplies. Mr. Moon served for more than thirty years with Motorola Solutions, Inc. from 1985 until 2016. During this time, he held a variety of leadership roles culminating in the responsibility for leading

10,000+ employees located in 100+ countries. Prior to his retirement, he served as President with responsibilities for the strategy of the company and leading all aspects of global operations including Sales and Marketing, Product Research and Development, Software and Services, and Supply Chain. In addition, Mr. Moon served as Chairman of the Board of Directors for Vertex Standard, as a member of the Board of Directors for the National Fallen Firefighters Foundation and as a member of the Advisory Board of the Georgia Institute of Technology’s School of Industrial and Systems Engineering where he was named to the Academy of Distinguished Engineering Alumni in 2014. These professional experiences qualify him to serve as a Director.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

DIRECTORS CONTINUING IN OFFICE

Directors to Serve Until 2020

Name	Age	First Year Elected Director
J. Bryan King	48	2017
Wilma J. Smelcer	70	2004
Charles Hale	52	2019

Nominees to Serve Until 2021

Name	Age	First Year Elected Director
Andrew B. Albert	73	2009
I. Steven Edelson	59	2009
Thomas S. Postek	77	2005

The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.

J. Bryan King, CFA, is a principal of Luther King Capital Management ("LKCM") with approximately $15 billion of assets under management and has acted as an investment manager responsible for micro and small-capitalization public and private investments since 1994. Mr. King established and leads several alternative investment partnerships, such as LKCM Capital Group, LKCM Private Discipline Partnership, and LKCM Headwater Investments, that focus approximately $2 billion of their collective flexible capital on long-term investment strategies in public and private companies. In 2003, Mr. King established the LKCM Distribution Holdings oversight advisory board of operating partners and thought leaders to support LKCM Capital Group and its affiliates' investment activities in the distribution, packaging, shop, field and engineering services, and rental focused businesses. TestEquity, Relevant Solutions, Leading Quality Assurance, Industrial Distribution Group, Rawson and Golden State Medical Supply are among the businesses where Mr. King has served as Chairman of the Board of Directors and the Managing Partner. He also has served in various capacities on and alongside of many other boards of both public and private companies, as well as numerous civic organizations. These professional experiences, along with Mr. King's particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

Wilma J. Smelcer served as a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. From 2001 through 2006, Ms. Smelcer was a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001. These professional experiences, along with Ms. Smelcer's extensive financial knowledge, qualify her to serve as a Director.

Charles D. Hale has served as Executive Vice Chairman of Test Equity, Inc. since 2017; Chairman of Liquid Technologies, Inc., since 2016, and as a member of the Board of Directors at Applied System Technologies, since 2017. Mr. Hale is a seasoned industrial distribution executive with over 18 years of experience at FCX Performance, a leader in the specialty flow control distribution market. At FCX, Mr. Hale served as President from 2008-2015 and President and Chief Executive Officer from 2015 to 2018, after serving as Chief Financial Officer for nearly 11 years. While at FCX, he implemented transformational operating changes which focused on supplier development, organic sales growth and profit improvement initiatives. Mr. Hale has a track record of creating value through a number of playbooks including strategic and financial planning, pricing & profit margin improvement, acquisitions/integrations, sales force development, technology & analytics, operational improvements and organization development. Prior to joining FCX, Mr. Hale was a commercial and investment banker with Bank One, Mitsubishi Bank and Fifth Third Bank where he held various management and corporate finance positions. These professional experiences qualify him to serve as a Director.

Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer and converter of specialty paper products and toner. Mr. Albert also served as non-executive Chairman of Nashua's Board of Directors from December 2006 through September 2009. Mr. Albert serves as a Director on the Boards of Transco, Inc., a diversified industrial company, the Parkinson's Foundation and the Advisory Board of the University of Wisconsin Entrepreneurship Center. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Mr. Albert to serve as a Director.

I. Steven Edelson has served as co-founder and now a non-Managing Director of International Facilities Group, a leading facilities development and management company, since June 1995. Mr. Edelson is the founding principal of IFG Development Group, which provides development advisory services, as well as acts in a development capacity in multiple areas of the real estate industry. Mr. Edelson also serves as Principal and Managing Director of The Mercantile Capital Group, a Chicago-based private equity investment firm. Mr. Edelson is also a member of the Board of Governors of the Hebrew University in Jerusalem. Mr. Edelson is a Trustee at the Truman Institute for Peace and is the proud recipient of the 2005 Ellis Island Congressional Medal of Honor. In 2014, Mr. Edelson became a NACD Board Leadership Fellow. These professional experiences, along with Mr. Edelson's particular knowledge and experience in capital management, qualify him to serve as a Director.

Thomas S. Postek is a Chartered Financial Analyst currently affiliated with CIBC Private Wealth Advisors, Inc. Mr. Postek was a partner and principal of William Blair & Company, LLC, a Chicago-based investment firm, from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek is also a director of UniFirst Corporation. These professional experiences, along with Mr. Postek's particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP

The Audit Committee of the Board of Directors has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of BDO USA, LLP be ratified by stockholders.

Audit services provided by BDO USA, LLP for the fiscal year ended December 31, 2018 included the audit of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting, and services related to periodic filings made with the Securities and Exchange Commission (“SEC”). Additionally, BDO USA, LLP provided certain consulting services related to domestic and international tax compliance. See “Fees Billed To The Company By BDO USA, LLP" for a description of the fees paid to BDO USA, LLP in 2018 and 2017, respectively.

One or more representatives of BDO USA, LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

If the appointment of BDO USA, LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(SAY-ON-PAY VOTE)

As required by Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act") we are providing our stockholders with a vote on a non-binding, advisory basis on the compensation of our Named Executive Officers ("NEOs"), as such compensation is disclosed under Item 402 under the SEC's Regulation S-K in the Compensation Overview ("Overview") section of this Proxy Statement, the accompanying tabular disclosure regarding such compensation and the related narrative disclosure.

The Company held its first advisory, non-binding stockholder vote on the compensation of the Company’s NEOs (commonly known as a "Say-on-Pay Proposal"), and its first stockholder vote on the frequency of such Say-On-Pay proposal, at its 2011 annual meeting of stockholders. At such meeting, the stockholders of the Company approved the overall compensation of the Company’s NEOs and elected to hold a say-on-pay vote every three years. At our annual meeting of stockholders held on May 15, 2018, our Say-on-Pay Proposal received approximately 99% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this most recent stockholder vote strongly endorsed the compensation philosophy of the Company. In 2017, the stockholders favored an annual frequency for the Say-on-Pay Proposal; therefore, the Compensation Committee implemented a stockholder vote on executive compensation on an annual basis.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent critical to our success. Consistent with our performance-based compensation philosophy, we reserve a significant portion of potential compensation for performance- and equity-based programs. Our performance-based annual incentive program rewards the Company's NEOs for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of market stock units ("MSUs"), stock performance rights ("SPRs"), restricted stock units ("RSUs") and restricted stock awards ("RSAs"), reward long-term performance and align the interests of management with those of our stockholders.

Performance-based cash and equity awards directly align the long-term interests of our executives with those of our stockholders because the value of such awards is dependent upon the Company's stock price. In addition, performance-based cash and equity awards align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives' compensation at risk if our objectives are not achieved. The Company also has adopted and adheres to best practices in executive compensation, including the adoption and maintenance of clawback provisions, post-vest holding period requirements for selected executive officers, prohibitions on hedging, and other policies, and eschews problematic pay practices. For example:

•	our compensation programs are heavily weighted toward performance-based compensation;

•	we have adopted and maintain compensation clawback provisions;

•	we require a post-vest holding period requirements for our CEO and EVPs;

•	we prohibit executives and directors from hedging their company stock ownership;

•	we do not provide for single-trigger payment or tax gross-ups for change-in-control payments;

•	we do not provide supplemental pension benefits or any other perquisites for former or retired executives;

•	we do not provide personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowances or executive life insurance;

•	we have a succession plan for the CEO and other NEOs;

•	we have separated the roles of Board Chairman and CEO;

•	we do not pay or provide payments for terminations for cause or resignations other than for good reason; and

•	our Compensation Committee is composed solely of independent, outside directors and it retains its own independent compensation consultant.

The Board believes that this information provided on the previous page and within the Overview section starting on page 22 of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with our stockholders' interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the meeting:

"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Overview, the compensation tables and narrative disclosures in this Proxy Statement."

Because the vote is advisory, it will not be binding on the Board. The vote on this Say-On-Pay Proposal is not intended to address any specific element of compensation. However, as in the past, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

Recommendation of the Board

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE OVERVIEW, THE COMPENSATION TABLES AND NARRATIVE DISCLOSURES IN THE PROXY STATEMENT.

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED 2009 EQUITY COMPENSATION PLAN

Summary of the Amended and Restated 2009 Equity Plan

On March 18, 2019, the Board approved and adopted the Lawson Products, Inc. 2009 Equity Compensation Plan, as amended and restated, effective May 14, 2019 (the “Amended and Restated 2009 Equity Plan”), subject to stockholder approval herein. Set forth below is a summary of the principal features of the Amended and Restated 2009 Equity Plan. The summary is qualified in its entirety by reference to the complete text of the Amended and Restated 2009 Equity Plan, which is attached as Appendix A to this Proxy Statement. Capitalized terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Amended and Restated 2009 Equity Plan, unless the context clearly dictates otherwise.

In the Amended and Restated 2009 Equity Plan, we seek stockholder approval to make awards of up to an additional 250,000 shares of the Company’s Common Stock. The only changes made by the Amended and Restated 2009 Equity Plan to the Plan that was approved by stockholders on May 13, 2014, are as follows:

•
Updating the limits on the maximum aggregate number of shares of Common Stock that may be granted in any calendar year under the Amended and Restated 2009 Equity Plan to any single Participant other than a Nonemployee Director to 125,000.

•
Adding a provision that, in no event may any number of shares of Common Stock be granted during any directors compensation year to any Nonemployee Director with a grant date fair value that, when aggregated with all cash compensation for service as a Nonemployee Director during such year, exceeds $350,000 (the maximum aggregate number of shares of Common Stock that may be granted in any calendar year to any Participant who is a Nonemployee Director to 20,000).

•
Clarifying that Nonemployee Directors’ compensation year is the approximately one-year period beginning on each regular annual meeting of the Company’s stockholders and ending on the next regular annual meeting of the Company’s stockholders.

•
Adding a requirement that Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted and no Award may provide for partial or graduated vesting beginning before the first anniversary of the date it is granted; provided that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available may be granted to any one or more Participants without respect to this minimum vesting period requirement.

•
Clarifying that the Company may withhold taxes from shares of Common Stock issuable in the related vesting or exercise event up to the maximum individual statutory tax rate in a given jurisdiction (or such lower amount as may be necessary to avoid liability award accounting, or any other accounting consequence or cost).

•	Revising certain references to Code Section 162(m) to reflect elimination of the performance-based compensation exception.

Administration and Delegation. The Compensation Committee will have the responsibility, in its sole discretion, to control, operate, manage, interpret and administer the Amended and Restated 2009 Equity Plan and any Award Agreement issued thereunder in accordance with its terms, and to make all other determinations that it deems necessary or advisable for the administration of the Plan or any Award Agreement. The Compensation Committee may delegate in writing such administrative duties as it may deem advisable to one or more of its members or to one or more agents. All determinations and interpretations by the Compensation Committee shall be binding and conclusive on the participants.

Eligibility. The Amended and Restated 2009 Equity Plan authorizes the Compensation Committee to make awards to employees and to non-employee directors of the Company. The number of options and other awards, if any, that an individual will be entitled to receive under the Amended and Restated 2009 Equity Plan will be at the discretion of the Compensation Committee and therefore cannot be determined in advance.

Authorized Shares. The Amended and Restated 2009 Equity Plan authorizes the issuance of a maximum of 250,000 shares of Common Stock, subject to adjustment upon the occurrence of certain events as described below. No single participant may receive awards of more than 125,000 shares of Common Stock in any calendar year, except that a participant who is a nonemployee director may not receive more than 20,000 shares of Common Stock in any the approximately 12-month period between regular annual stockholders’ meetings.

Adjustments to Awards. The Amended and Restated 2009 Equity Plan provides that if there is a change in the Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, spin-off, combination of shares, exchange of shares, dividend in kind or other similar change in capital structure, or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding award so that the value of each award immediately after the change is not significantly diluted or enhanced. Subject to certain restrictions, the Compensation Committee may make adjustments to the number and kind of shares subject to awards and the exercise price of stock options and may make other modifications to awards to address changes in the Common Stock or for other equitable purposes or in response to unusual events affecting the Company or changes in applicable laws or accounting principles.

Types of Awards Allowed Under the Amended and Restated 2009 Equity Plan

Stock Options. The Compensation Committee may grant nonqualified options and incentive stock options. The option price of nonqualified stock options and incentive stock options will be the fair market value of the Common Stock on the date of grant, unless in the case of nonqualified options the Compensation Committee in its sole discretion determines otherwise. Options qualifying as incentive stock options will be required to meet certain requirements of the Internal Revenue Code of 1986 (the “Code”) and only participants who are employees will be eligible to receive incentive stock options.

The Amended and Restated 2009 Equity Plan allows the Compensation Committee to determine the method or methods of payment to be allowed for the exercise of stock options including payment in cash, withholding shares otherwise issuable on exercise of the options or by delivering other shares of Common Stock.

The Amended and Restated 2009 Equity Plan requires the Compensation Committee to fix the term of each option, but the term may not exceed twenty years from the date of grant for nonqualified stock options and ten years from the date of grant for incentive stock options. In the absence of different action by the Compensation Committee, each stock option that vests on the basis of time will immediately and automatically vest on the date of the change in control to the extent it would have otherwise vested on or before the first anniversary of the date of the change in control.

Performance Goals. The Committee may select one or any combination of the following Performance Measures with respect to the Company or any Subsidiary or any business unit or combination thereof: revenue; sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; division; group or corporate financial goals; appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company; dividends paid; total stockholder return; return on stockholders’ equity; return on assets; return on investment; internal rate of return; attainment of strategic and operational initiatives; market share; operating margin; profit margin; gross profits; earnings before interest and taxes; economic value added models; comparisons with various stock market indices; earnings before interest, taxes, depreciation and amortization; increase in number of customers; reductions in costs; resolution of administrative or judicial proceedings or disputes; or funds from operations.

The Committee, in its discretion, may elect to exclude, in calculating performance under any of the above criteria, (a) unusual gains, unusual losses and other nonrecurring items (including, without limitation, the impact from any foreign currency devaluations and acquisition termination fees (net of related costs)), (b) the amount of all charges and expenses incurred or income earned in connection with any refinancing, restructuring, rationalization, recapitalization or reorganization involving the Company and its Subsidiaries, (c) the cumulative effects of accounting changes, (d) discontinued operations, and (e) any business units, divisions, Subsidiaries or other entities sold or acquired.

Stock Awards and Stock Units. The Amended and Restated 2009 Equity Plan authorizes the Compensation Committee to grant awards of Common Stock, subject to any terms and conditions the Compensation Committee determines to be appropriate. The Amended and Restated 2009 Equity Plan also authorizes the Compensation Committee to grant awards of stock units, representing the right to receive shares of Common Stock upon the fulfillment of applicable criteria established by the Compensation Committee. Upon the vesting of stock units, the shares of Common Stock corresponding to the stock units will be distributed to the participant, unless the Compensation Committee provides for the payment of such stock units either partially or entirely in cash. Upon the occurrence of a change in control, the Compensation Committee may in its sole discretion take such actions as it deems appropriate with respect to outstanding stock awards and stock units, including accelerating the vesting date or payout of such awards or units. In the absence of different action by the Compensation Committee, each stock award or stock unit that vests on the basis of time shall immediately and automatically vest on the date of the change in control to the extent it would have otherwise vested on or before the first anniversary of the date of the change in control.

Other Information. The Board of Directors may terminate the Amended and Restated 2009 Equity Plan at any time but such termination will not reduce or adversely affect any outstanding award. The Board of Directors may amend the Amended and Restated 2009 Equity Plan at any time with or without prior notice, as long as the amendment does not adversely change any terms and conditions without the participant’s consent. The Amended and Restated 2009 Equity Plan will terminate on May 14, 2029, the tenth anniversary of the effective date, unless further amended.

Plan Benefits. The identity of the individuals eligible to receive awards and the future amount of awards under the Amended and Restated 2009 Equity Plan is not yet determinable. Future awards under the Amended and Restated 2009 Equity Plan will be made at the discretion of the Compensation Committee. Therefore, it is not presently possible to determine the benefits or amounts that may be received by such persons or groups pursuant to the Amended and Restated 2009 Equity Plan in the future.

The equity awards granted to our Named Executive Officers under the Lawson Products, Inc. 2009 Equity Compensation Plan, as last amended in 2014 and outstanding as of December 31, 2018, are set forth in the Outstanding Equity Awards at Fiscal Year-End Table found on page 47 of this Proxy Statement. As of December 31, 2018, 95,862 shares were available for future issuance under the Lawson Products, Inc. 2009 Equity Compensation Plan, as last amended in 2014. The Committee has awarded 76,703 shares in 2019 under the Lawson Products, Inc. 2009 Equity Compensation Plan, as last amended in 2014.

The stock price on March 20, 2019 was $31.80.

Equity Overhang and Burn Rate

The Compensation Committee reviewed the Company's historical equity compensation practices (employees and directors) and conducted an analysis of the impact of the Company’s equity grants practices on the stockholders as compared to governance standards. Additionally, the Compensation Committee analyzed the dilutive impact of requesting additional shares in the future. As of December 31, 2018, our equity overhang was equal to 5.4% and total potential dilution including our remaining reserve was 6.1%. If the requested increase in shares is approved by our stockholders, our total potential dilution (based on the equity awards and shares outstanding as of December 31, 2018) will increase to 8.5%.

In addition to assessing equity overhang and potential cumulative dilution, the Compensation Committee reviewed our burn rate and other governance standards. As of December 31, 2018, our historical three-year average unadjusted burn rate was 1.55%.

Federal Income Tax Consequences

With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of the shares to the participant, or within two years from the date the option to acquire the shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an “item of adjustment” for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. Otherwise, the participant will recognize ordinary income equal to the difference between the fair market value of the shares as of the date of exercise and the option price, or if less, the amount by which the value of the shares on the date of the sale or other disposition exceeds the option exercise price; any additional increase in the value of option shares after the exercise date will be taxed as capital gain. The Company will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares if the holding period discussed above is met. If the shares are sold or disposed of before the expiration of the required holding period, the Company will be allowed a tax deduction equal to the amount of ordinary income recognized by the participant, subject to the limits of Code Section 162(m) on our covered employees.

With respect to the grant of options which are not incentive stock options, upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. The Company generally will receive an equivalent deduction at that time, subject to the limits of Code Section 162(m) on our covered employees.

With respect to restricted stock awards and other stock awards, an amount equal to the fair market value of the shares of Common Stock distributed to the participant (in excess of any purchase price paid by the participant) will be includable in the participant’s gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture. If a participant receives an award subject to a forfeiture restriction, the participant may elect to include in gross income the fair market value of the award. Otherwise the participant will include in gross income the fair market value of the award subject to a forfeiture restriction on the earlier of the date the restrictions lapse or the date the award becomes transferable. The Company generally is entitled to a deduction at that time and in the amount equal to the income included in the gross income of a participant, subject to the limits of Code Section 162(m) on our covered employees.

We believe that this Proposal is in the best of interest of stockholders because it will allow us to award a significant percentage of executives’ total compensation in shares of stock, thus more effectively linking executives’ interest to those of the stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2009 EQUITY COMPENSATION PLAN.
Equity Compensation Plan Information
The following table provides information as of December 31, 2018, regarding the number of shares of common stock that were available for issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	482,269	$27.14	95,862

Equity compensation plans not approved by security holders	—	—	—

Total	482,269	$27.14	95,862

(1)	Includes potential common stock issuance of 128,255 from restricted stock awards, 279,541 from market stock units and 83,471 from stock options.

(2)	Weighted-average exercise price of 83,471 stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 20, 2019 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company, each director and director nominee, each named executive officer, and all executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are included with more than one name in the table. The total number of the Company's shares of common stock issued and outstanding as of March 20, 2019 is 8,962,450.

	Sole Dispositive Power		Restricted Stock Awards (1)	Total	%
Five Percent Stockholders
Luther King Capital Management Corporation	4,301,249	(2)	—	4,301,249	48.0%
301 Commerce Suite 1600
Fort Worth, Texas 76102
Dimensional Fund Advisors LP	592,307	(3)	—	592,307	6.6%
6300 Bee Cave Road
Austin, Texas 78746
BlackRock, Inc	510,714	(4)	—	510,714	5.7%
55 East 52nd Street
New York, New York 10055

Non-Executive Directors
Andrew B. Albert	46,658		3,260	49,918	0.6%
I. Steven Edelson	31,658		3,260	34,918	0.4%
Lee S. Hillman	35,947		3,260	39,207	0.4%
J. Bryan King	4,294,201	(5)	3,260	4,297,461	47.9%
Thomas S. Postek	64,243		3,260	67,503	0.8%
Wilma J. Smelcer	34,447		3,260	37,707	0.4%

Named Executive Officers
Michael G. DeCata	34,302		36,083	70,385	0.8%
Neil E. Jenkins	15,779		14,356	30,135	0.3%
Ronald J. Knutson	15,235		12,998	28,233	0.3%

All Officers & Directors	4,572,470		82,997	4,655,467	51.9%

(1)	Unvested restricted stock awards, which have no voting or dividend rights and are non-transferable, will be exchanged for shares of the Company's Common Stock on their respective vesting dates.

(2)
Based on a Schedule 13D/A filed with the SEC on January 18, 2019. Includes (i) 1,689,358 shares held by PDLP Lawson, LLC (PDP), (ii) 250,000 shares held by LKCM Investment Partnership, L.P. (LIP), (iii) 26,102 shares held by LKCM Micro-Cap Partnership, L.P. (Micro), (iv) 10,128 shares held by LKCM Core Discipline, L.P. (Core), (v) 592,326 shares held by LKCM Headwater Investments II, L.P. (Headwater) and 1,723,787 shares held by Headwater Lawson Investors, LLC (HWLI). Luther King Capital Management Corporation is the investment manager for PDP, LIP, Micro, Core, Headwater and HWLI. J. Luther King, Jr. is a controlling stockholder of Luther King Capital Management Corporation and general partner of LIP, J. Luther King, Jr. and J. Bryan King are controlling members of the general partners of Micro and Core, and J. Bryan King is a controlling member of the general partners of Headwater. Each of the persons and entities listed in this footnote expressly disclaims membership in a group under the Securities Exchange Act of 1934, as amended, and expressly disclaims beneficial ownership of the securities reported in the table, except to the extent of its pecuniary interest therein. See also footnote 5.

(3)
Based on Schedule 13G filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP beneficially held sole voting power for 552,209 shares and held sole dispositive power for 592,307 shares on December 31, 2018.

(4)
Based on a Schedule 13G filed with the SEC on February 5, 2019. BlackRock, Inc. beneficially held sole dispositive power for 510,714 shares and sole voting power for 466,191 shares on December 31, 2018.

(5)
Includes (i) 1,689,358 shares held by LKCM Private Discipline Master Fund, SPC, on behalf of its wholly owned subsidiary PDP, (ii) 26,102 shares held by Micro, (iii) 10,128 shares held by Core, (iv) 592,326 shares held by Headwater and 1,723,787 shares held by HWLI. LKCM Private Discipline Management, L.P. holds the management shares of PDP, and LKCM Alternative Management, LLC (PDP GP) is its general partner. LKCM Micro-Cap Management, L.P. (Micro GP) is the general partner of Micro. LKCM Core Discipline Management, L.P. (Core GP) is the general partner of Core. LKCM Headwater Investments II GP, L.P. (Headwater GP) is the general partner of Headwater. Mr. King is a controlling member of PDP GP, Micro GP, Core GP, and Headwater GP. Mr. King expressly disclaims beneficial ownership of the securities reported herein, except to the extent of his pecuniary interest therein. See also footnote 2.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Amended and Restated By-Laws provide that the roles of Board Chairman and President and Chief Executive Officer ("CEO") may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company's circumstances and needs at any given time. The role of Chairman of the Board is currently held by J. Bryan King, who was elected by the Board on Mach 18, 2019, and the position of CEO is currently held by Mr. Michael G. DeCata. This separation of the Chairmanship and the CEO position has been in place since 2007. The separation of the Chairmanship and the CEO functions provides the Board with additional independence and oversight. The Board believes this leadership structure has served the Company well and believes it is in the best interest of the Company's stockholders to continue with this structure at this time. In March 2017, the Board created the position of lead independent director and appointed Mr. Lee S. Hillman to this position to help reinforce the independence of the Board as a whole. Prior to Mr. Hillman’s appointment, the Board did not have a lead independent director.

Lead Independent Director

Pursuant to our Corporate Governance Principles, the lead independent director shall be an independent, non-employee director designated by our Board who shall serve in a lead capacity to coordinate the activities of the other independent directors, interface with and advise the Chairman of the Board, and perform such other duties as are specified in the charter or as our Board may determine. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board chairperson. The lead independent director's responsibilities include that he/she:

•	presides at all Board meetings at which the Chairman of the Board is not present and at all executive sessions;

•	has authority to call meetings of the independent directors;

•
serves as a liaison between the Chairman of the Board and the independent directors, and between the Chairman of the Board and CEO if the roles are held by different individuals, when necessary to provide a supplemental channel of communication;

•	works with the Chairman of the Board in developing, and approving, Board meeting agendas, schedules, and information provided to the Board;

•	in conjunction with the Chairs of the Compensation and Management Development Committee, facilitates and communicates the Board’s performance evaluation of the CEO;

•
guides the CEO succession process together with the Compensation Committee and with input from the Nominating and Governance Committee (and similarly guides the Chairman of the Board succession process if the Chairman of the Board and CEO roles are held by different individuals);

•
ensures the implementation of a Committee self-evaluation process; reviews reports from each Committee to the Board; and provides guidance to Committee Chairs, as needed, with respect to Committee topics, issues, and functions;

•	facilitates the Board’s self-evaluation process; and

•	communicates with significant stockholders and other stakeholders on matters involving broad corporate policies and practices when appropriate.

Board Resignation

Effective January 21, 2019, Ronald B. Port, M. D. resigned his position as Chairman of the Board and from each committee of the Board on which he served. Dr. Port served on the Financial Strategies, Nominating and Governance, and Management Development Committees of the Board. Additionally, effective January 21, 2019, James S. Errant resigned as a member of the Board and from each committee of the Board on which he served. Mr. Errant served on the Compensation, Financial Strategies, and Management Development Committees of the Board.

Board of Director Meetings and Committees

The Board of Directors has standing Audit, Compensation, Financial Strategies, Management Development, and Nominating and Governance Committees. All committees have adopted a charter for their respective committee. These charters may be viewed on the Company's website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631.

Annual Meeting Attendance Policy

The Company expects all members of the Board of Directors to attend the Annual Meeting, but from time to time, other commitments may prevent a director from attending a meeting.

Director Attendance at Board of Directors and Committee Meetings

In 2018, the directors attended on average, either in person or via teleconference, 100% of the meetings of the Board of Directors and 100% of the respective committees' meetings on which they served. As required under the applicable Nasdaq listing standards, in the fiscal year ending December 31, 2018, our independent directors met five times in regularly scheduled executive sessions at which only our independent directors were present.

All of the directors attended the last Annual Meeting held on May 15, 2018. The following chart shows the membership and chairpersons of our board committees, committee meetings held and committee member attendance.

Director	Board of Directors	Audit	Compensation	Financial Strategies	Management Development	Nominating & Corporate Governance
Andrew B. Albert	5	8	5	4*	3	4*
Michael G. DeCata	5			4
I. Steven Edelson	5		5	4	3
J. Bryan King	5	8		4
James S. Errant	5		5	4	3
Lee S. Hillman	5	8	5*	4
Ronald B. Port, M.D.	5*			4	3	4
Thomas S. Postek	5	8*		4
Wilma J. Smelcer	5	8			3*	4
Number of Meetings Held	5	8	5	4	3	4
* Chairperson as of December 31, 2018

The Audit Committee
The functions of the Audit Committee include (i) reviewing the Company's procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company's independent auditors; (iii) reviewing the scope and results of the audit by the Company's independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company's General Counsel potentially material legal and regulatory matters and corporate compliance; and (vi) reviewing and approving all related party transactions. Additionally, the Audit Committee provides oversight of the Company's Enterprise Risk Management program.
The Audit Committee consists of Thomas S. Postek (Chair), Lee S. Hillman, Andrew B. Albert and Wilma J. Smelcer. J. Bryan King also served as a member of the Audit Committee from January 1, 2018 to March 18, 2019. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market. The Board of Directors has determined that Messrs. Postek and Hillman are both “audit committee financial experts” as such term is defined by the SEC.
The Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the CEO and establishes compensation for all other executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives; and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the CEO and other executive officers whose compensation is included in this report. The CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

The Compensation Committee consists of Lee S. Hillman (Chair), Andrew B. Albert and I. Steven Edelson. James S. Errant also served as a member of the Compensation Committee from January 1, 2018 to January 21, 2019. Each member of the Compensation Committee has satisfied the independence requirements of The Nasdaq Stock Market (including the enhanced independence requirements for Compensation Committee members) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code").

The Financial Strategies Committee

The Financial Strategies Committee reviews and evaluates the Company's financial plans and financial structure, monitors the Company's relationship with its lenders, reviews financial results against established budgets, approves any proposed acquisitions, dispositions or liquidations and makes recommendations to the Board of Directors regarding significant capital expenditures.

The Financial Strategies Committee consists of Andrew B. Albert (Chair), I. Steven Edelson, Lee S. Hillman, Thomas S. Postek, J. Bryan King and Michael G. DeCata. Ronald B. Port, M.D and James S. Errant also served as members of the Financial Strategies Committee from January 1, 2018 to January 21, 2019.

The Management Development Committee

The Management Development Committee is responsible for evaluating potential candidates for executive positions, reviewing management development and succession objectives and regularly reviewing the results of the annual evaluation process.

The directors who serve on the Management Development Committee are Wilma J. Smelcer (Chair), Andrew B. Albert and I. Steven Edelson. Ronald B. Port, M.D. and James S. Errant also served as members of the Management Development Committee from January 1, 2018 to January 21, 2019.

The Nominating and Governance Committee

The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company.

The Nominating and Governance Committee consists of Andrew B. Albert (Chair), Wilma J. Smelcer and Thomas S. Postek. Ronald B. Port, M.D also served as a member of the Nominating and Governance Committee from January 1, 2018 to January 21, 2019. Each member of the Nominating and Governance Committee has satisfied the independence requirements of The Nasdaq Stock Market.

Director Nominations

The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary of Lawson Products, Inc., 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631. In order for a stockholder to nominate a candidate for director, under the Company's Certificate of Incorporation, timely notice of the nomination must be given in writing to the Secretary of the Company. With respect to the meeting, in order to be timely, a stockholder's notice shall be mailed or delivered to the Secretary of the Company not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year's meeting. The Company's Charter is not inconsistent with the By-Laws' provisions. The Company's Certificate of Incorporation specifies additional information regarding the nominee that must accompany the notice.

The Nominating and Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the Nominating and Governance Committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.

The Nominating and Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Nominating and Governance Committee does not have a policy with regard to consideration of diversity in identifying director nominees. The Nominating and Governance Committee will consider a candidate's qualifications and background including, but not limited to, responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate's technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Governance Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees.

Determination of Independence

The Company's Board of Directors has determined that directors Andrew B. Albert, I. Steven Edelson, Mark F. Moon, Charles D. Hale, Lee S. Hillman, Thomas S. Postek, and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. Ronald B. Port, M.D and James S. Errant, who served on the Board from January 1, 2018 to January 21, 2019, satisfied the independence requirements of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company. Mr. King, our Chairman of the Board, and Mr. DeCata, our CEO, are not considered independent directors.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

Code of Ethics

The Company has adopted a Code of Ethics (the “Code of Ethics”) applicable to all employees and to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Code of Ethics is available on the Corporate Governance page in the Investor Relations section of the Company's website at www.lawsonproducts.com. The Company intends to post on its website any amendments to or waivers from the Code of Ethics applicable to senior financial executives.

The Board of Directors Role in Risk Oversight and Assessment

 The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through committees. The Board has formalized much of its risk management oversight function through the Audit Committee.

The Company has a formal Enterprise Risk Management (“ERM”) program. The goal of the ERM program is to provide the oversight, control and discipline to drive continuous improvement of our risk management capabilities in a constantly changing operating environment. In connection with the ERM, the Company retained a risk management consultant to assist management in identifying and prioritizing risk along with processes to mitigate such risks. The Company has developed metrics for reporting risks to the Board. Senior management has been tasked with continually assessing risks, developing mitigation plans on previously identified risks and communicating risk awareness throughout the Company.

In addition to the formal ERM program, the Board committees have significant roles in carrying out the risk oversight function which include, but are not limited to, the following:

•	The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function;

•
The Compensation Committee oversees the Company's compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse effect on the Company;

•	The Management Development Committee oversees management development and succession planning across senior management positions; and

•	The Financial Strategies Committee oversees risk inherent in allocating capital and developing financial plans.

While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal controls over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use or disposition of the Company's assets.

The Company has retained a consulting firm to serve as its internal audit department, which reports to the Audit Committee on a regular basis. Part of the internal audit department's mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the internal audit department carries this out is by evaluating the Company's network of risk management programs and reporting the results to the Audit Committee.

Management conducts detailed periodic business reviews of the Company's business. These reviews include discussions of future risks faced by various departments and functional areas across the organization. Additionally, the Company has established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review all disclosures and forward-looking statements made by Lawson to its security holders and ensures they are accurate and complete and fairly present Lawson's financial condition and results of operations in all material respects.

The Company has also established and communicated to its employees a Code of Ethics and maintains an ethics hotline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated website or through a toll free telephone number. The Company requires annual ethics training of all employees.

Compensation Risk Assessment

The Compensation Committee has reviewed the compensation programs of the Company to determine if they encourage individuals to take unreasonable risks and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company. The Company’s existing compensation programs were reviewed, with particular attention to the performance metrics, programs and practices that mitigate risk (e.g., post-vest holding requirements, clawback policies), and the mix of short-term and long-term compensation, and the Compensation Committee concluded that no further review and inquiry was necessary.

Post-Vest Holding Requirement

In 2016, the Compensation Committee instituted a two-year post-vest holding requirement on market stock units ("MSUs"), restricted stock units ("RSUs") and restricted stock awards ("RSAs") granted to the top three Named Executive Officers - the President and Chief Executive Officer, the Chief Financial Officer, Treasurer and Controller, and the Secretary and General Counsel to further align these executives' long-term interests with those of our stockholders. The executives subject to the hold requirement cannot transfer or otherwise dispose of one-hundred percent (100%) of certain equity awards granted after January 1, 2016, which vest, net of taxes, and convert to shares of common stock.
Clawback Policy

In 2011, the Board of Directors approved a policy for recoupment of incentive compensation (the “Clawback Policy”). The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.
If such an event occurs, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) based on the erroneous data during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement, as determined by the Compensation Committee, in accordance with Section 10D of the Securities Exchange Act of 1934 as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any applicable guidance or rules issued or promulgated thereunder.

Anti-Hedging Policy

In 2011, the Board of Directors approved an Anti-Hedging Policy. Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors (or any designee of such executive officer or director) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company common stock (a) granted to the executive officer or director by the Company as part of the compensation of the executive officer or director; or (b) held, directly or indirectly, by the executive officer or director.

Corporate Governance Principles (Guidelines)

The Corporate Governance Principles and the charters of the five standing committees of the Board of Directors describe our governance framework. The Corporate Governance Principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Principles also are intended to align the interests of directors and management with those of our stockholders, and comply with or exceed the requirements of the Nasdaq Stock Market and applicable law. They establish the practices our Board follows with respect to:

•	Responsibilities of directors

•	Board size

•	Director independence

•	Attendance at meetings

•	Access to senior management

Copies of these Corporate Governance Principles are available through our website at www.lawsonproducts.com. The Company will also provide a copy of the Code of Ethics without charge upon written request directed to the Company at c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631.

Stockholder Communications with the Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication.

REMUNERATION OF EXECUTIVE OFFICERS

COMPENSATION OVERVIEW

We qualify as a “smaller reporting company,” as defined in Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because our public float was less than $250,000,000 as of the last business day of our most recently completed second fiscal quarter. We have elected to provide in this proxy statement certain scaled disclosures as permitted under the Exchange Act for smaller reporting companies. Therefore, we do not provide in this proxy statement a compensation discussion and analysis or a compensation committee report, compensation and risk and compensation ratio disclosures, among other disclosures.

This section of the Proxy Statement explains how our executive compensation programs are designed and operate in practice with respect to our executives and specifically the following Named Executive Officers ("NEOs").

Named Executive Officer	Title
Michael G. DeCata	President and Chief Executive Officer
Ronald J. Knutson	Executive Vice President, Chief Financial Officer, Treasurer and Controller
Neil E. Jenkins	Executive Vice President, Secretary and General Counsel

The 2018 Summary Compensation Table ("SCT") on page 45 represents compensation earned by the NEOs in calendar 2018.

Executive Summary

Overview of 2018 Performance and Compensation

2018 Business Environment and Company Performance

Lawson serves the industrial, commercial, institutional and government maintenance, repair and operations ("MRO") market. Our strategic focus in 2018 was to continue to invest in the business and improve profitability while continuing to drive sales growth by hiring sales representatives, improving sales representative productivity and acquiring companies. The Company's 2018 financial performance, including a substantial investment in our business through a robust hiring and acquisition strategy, leads us to believe we have created a scalable infrastructure that will allow us to take full advantage of future growth opportunities. Our efforts in 2018 resulted in the following strategic accomplishments:

•	Increased Net Sales - Our Net Sales increased 14.3% from $305.9 million in 2017 to $349.6 million in 2018.

•	Increased Adjusted EBITDA - Our Adjusted EBITDA increased 60.0% from $18.6 million in 2017 to $29.7 million in 2018.

•	Stock Price - The Company's stock price increased 27.7% from $24.75 on December 31, 2017 to $31.60 on December 31, 2018.

•	Increased Gross Profit Dollars - Gross profit dollars increased 3.6% from $183.0 million in 2017 to $189.5 million in 2018.

•
Acquisitions - We acquired Dallas-based Screw Products, Inc., a regional MRO distributor with a presence in the Dallas, TX and Dayton, OH areas. We also completed the integration of Bolt Supply House, LTD, acquired in 2017, into our operations, including the opening of a new branch.

•	Lean Six Sigma - Over the past four years we have had well over 100 employees complete Lean Six Sigma training, which is a systematic data driven approach to analyzing and improving business processes.

•	Improved Operational Performance - We continued to improve the fundamentals of our business, measured as improved customer service levels to our customers.

Executive Compensation in 2018 Relative to Company Performance and Performance Measures

Pay-for-performance continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives' objectives with our stockholders. We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return (“TSR”) (for additional detail, see the Total Stockholder Return section), while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include performance-based cash and equity awards. The following tables highlight the year-over-year relationship of the performance on two of the key financial metrics that we use in evaluating the Company's performance relative to incentive compensation payable in our Annual Incentive Plan ("AIP").

2016 - 2018 Adjusted EBITDA (in $000s) vs AIP Payout %

$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
150%
100%
50%
0%
2016 EBITDA
2017 EBITDA
2018 EBITDA

	2016 EBITDA	2017 EBITDA	2018 EBITDA
EBITDA (1)	13,964	18,522	29,693
AIP %	61.0%	123.1%	99.3%

2016 - 2018 Adjusted Net Sales (in $000s) vs AIP Payout %

$400,000
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
150%
100%
50%
0%
2016 Sales
2017 Sales
2018 Sales

	2016 Sales	2017 Sales	2018 Sales
Sales (2)	274,156	297,759	351,658
AIP %	0.0%	150.0%	127.6%

(1)
“Adjusted EBITDA” is a performance measure that is equal to our operating income adjusted to eliminate the effects of interest expense, income tax expense, depreciation and amortization, our AIP and our long-term incentive plan ("LTIP") compensation, foreign exchange impact, unplanned acquisition activity and other certain non-routine and non-operating items (for additional detail, see the Annual Incentive Plan section).

(2)
“Adjusted Net Sales” is a performance measure that is equal to our net sales adjusted to eliminate the effects of the net effect of foreign exchange changes and unplanned acquisition sales (for additional detail, see the Annual Incentive Plan section).

Strong Pay for Attainment of Performance Measures. The close relationship between pay and stockholder value has resulted from the performance-based structure of our AIP and our LTIP. Our 2018 financial results as compared to our pre-established performance targets set for the 2018 AIP and 2016-2018 LTIP are described below:

•
Mr. DeCata did not receive a base salary increase in 2018. In light of the individual performance of our NEOs and the Company's performance, the Compensation Committee approved modest base salary increases in 2018 for a select few of our other NEOs. 2018 base salary increases were 3.0% for our other NEOs.

•
90% of our CEO and other NEO's 2018 AIP award opportunities are based upon performance relative to Adjusted EBITDA and Adjusted Net Sales. In 2018, to support a key Company strategic growth initiative we continued to include Net Sales from Acquisitions as a performance measure for the other 10% of our CEO and other NEO's AIP award opportunity.

•
The Company established aggressive AIP performance goals for 2018. As a result, 2018 AIP performance with respect to each of these metrics was as follows: above the target, but below the maximum performance level for Adjusted Net Sales, above the threshold, but below the target performance level for Adjusted EBITDA and below threshold performance level for Net Sales from Acquisitions. Our detailed AIP results are provided below:

◦	$29.7 million in Adjusted EBITDA (for additional detail, see the 2018 AIP section) compared to a $29.8 million target

◦	$351.7 million in Adjusted Net Sales (for additional detail, see the 2018 AIP section) compared to a $347.8 million target

◦	$2.9 million in Net Sales from Acquisitions (for additional detail, see the 2018 AIP section) compared to a $20.0 million target

▪
As a result, the 2018 AIP payouts were 97.9% of the CEO and other NEOs' target bonus award opportunity; whereas, the 2017 AIP payouts were equal to 132.5% of the aggregate target award opportunity for our CEO and other NEOs.

•
Our LTIP is a significant portion of the compensation awarded to each of our NEOs. The 2016-2018 LTIP was comprised of performance-based cash in the form of Stock Performance Rights ("SPRs") and equity awards in the form of Market Stock Units ("MSUs"), resulting in value delivered to the NEOs determined by our stock price, directly linking our NEO’s compensation to increases to shareholder value. For the 2016-2018 LTIP, NEO awards vested on December 31, 2018, included the SPRs granted in 2016, with an exercise price of $18.98 and 76.7% of each NEO’s target MSU award granted in 2016.

•
The MSUs were awarded based on the Company's trailing 60-day average closing stock price as of December 31, 2018, of $31.14, which was above threshold price of $29.00 but below target price of $33.00, with the number of MSUs vested calculated using straight-line interpolation between threshold and target.

•	We note that the Company's stock price appreciated 35.3% during the three-year performance cycle. Additional details are provided in the "Long-Term Incentive Plan" section.

Compensation Program is aligned with Long-Term Stockholder Value. The following represents important elements of our long-term incentive plan:

◦	We encourage a long-term orientation of our executives by requiring three-year cliff vesting under the terms of our LTIPs.

◦	Only the Compensation Committee may approve equity incentive grants under the LTIP.

◦	Our Amended and Restated 2009 Equity Plan does not permit repricing or replacing underwater stock options or stock appreciation rights without prior stockholder approval (including cash buyouts).

◦
The NEOs are rewarded for growth in the same manner as stockholders and will realize value for the majority of their awards if the Company's stock price appreciates in value from the date the award is approved.

◦	We require a post-vest holding period for our three most senior NEOs.

◦	We are highlighting the Company's stock price performance from January 1, 2016, through December 31, 2018, reflecting an appreciation of 35.3% over this time period.

$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$23.35
$23.80
$24.75
$31.60
1/1/2016
12/31/2016
12/31/2017
12/31/2018

NEOs Compensation Aligns With Performance

The total compensation cost of our senior team continues to be aligned with our business results and the market value of the Company. For the 2016-2018 time period, we are disclosing the granted pay opportunity, realizable and realized compensation of our NEOs. At the same time, a meaningful portion of our NEO total compensation is provided in the form of SPRs and MSUs, with the actual value of these awards tied 100% to the Company’s share price performance. A significant increase in Adjusted Net Sales and Adjusted EBITDA in 2018 contributed to achievement of 97.9% of the short-term incentive target award, which positively impacted the realized portion of the other NEOs compensation.

To summarize how our CEO and other NEOs’ compensation have been aligned with performance over the 2016-2018 time period, the narrative and tables provided in this Overview illustrate the grant date value of the AIP and LTIP pay opportunities, as well as the compensation realizable and realized from these awards over the same time period. We believe the inclusion of realizable compensation enhances our compensation disclosure as realizable pay is compensation that focuses on the middle of our compensation lifecycle - after award opportunities have been granted, but not yet vested. Additionally, realized compensation sets forth the compensation that has been earned based upon awards granted throughout the three-year performance cycle.

We note that the realized compensation is lower than the granted pay opportunity as a result of the previously noted partial vesting of 2016-2018 LTIP MSU awards. In contrast, realizable compensation is higher than the granted pay opportunity as a result of the Company's stock price appreciation over the past year of 27.7%.

2016 - 2018 Other NEOs Granted, Realizable & Realized Compensation (1)

8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Value (in $000s)

	Granted Pay Opportunity (2)	Realizable (3)	Realized (4)
LTIP	1,953	3,140	801
AIP	1,481	1,317	1,317
Base Salary	2,458	2,458	2,458

(1) The 2016-2018 aggregate granted pay opportunity, realizable and realized compensation for Messrs. Jenkins and Knutson are included in the chart above.
(2) In the chart above, “Granted Pay Opportunity” equals the sum of the three prior years (i.e., 2016-2018): (i) Salary (as reported in the SCT on page 45), (ii) target award opportunity of AIP, and (iii) the grant date fair-value of LTIP awards as reported in the SCT.
(3) In the chart above, “Realizable Pay” equals the sum of the three prior years: (i) Salary earned, (ii) AIP earned, and (iii) the value of all earned long-term incentive awards for the completed performance cycle, as well as unvested LTIP awards for the ongoing performance cycle. This also includes Mr. Knutson's grant of 1,000 RSUs on January 13, 2017, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. All unvested long-term incentive awards are valued based on our stock price as of December 31, 2018 of $31.60. The realizable value of the NEOs' 2017-2019 MSU awards is shown in the table above, as the Company's stock price as of December 31, 2018 exceeds target price of $27.50 and falls below maximum price of $32.00. The realizable value of the NEOs' 2018-2020 MSU awards is shown in the table above, as the Company's stock price as of December 31, 2018 exceeds threshold price of $28.00 and falls below target price of $32.00.
(4) In the chart above, “Realized Pay” equals the sum of the three prior years: (i) Salary earned, (ii) AIP earned, and (iii) the value of all earned LTIP awards for the completed performance cycle.

CEO Compensation is aligned with Performance and Stockholder Value

The Board has taken concerted actions to align the compensation of our CEO to tangible financial results and increases in stockholder value. We do this primarily by considering several key factors: the CEO's pay mix, our performance-based AIP, long-term incentives with potential value to be realized aligned with tangible growth in stockholder value, and by encouraging share ownership. We are providing additional discussion on each of these factors.

CEO pay mix emphasizes alignment to long-term stockholder return (SCT)

2016 - 2018 Pay Mix
26%
24%
50%
Base Salary
AIP
LTIP

Our CEO’s mix is more oriented towards pay-for-performance and is in line with our peer company CEOs.

Pay Mix Element	Lawson	Core Peer Group	Supplemental Peer Group
Base Salary	26%	29%	33%
Annual Incentive	24%	20%	23%
Long-Term Incentive	50%	51%	44%

CEO AIP payout is 100% formula-based, linked to three key drivers of long-term value

Our CEO’s annual incentive opportunity is tied directly to organic growth in revenue, growth in adjusted EBITDA, and growth via acquisitions (added in 2017), the three key strategic drivers which we believe drive long-term growth in stockholder value. Over the 2016-2018 performance period, our CEO’s annual bonus and performance relative to these performance metrics has been as follows:

	2016	2017	2018
Adjusted EBITDA	$13,964	$18,522	$29,693
Payout percentage	61.0%	123.1%	99.3%
Adjusted EBITDA payout	$186,521	$413,616	$333,648

Adjusted Net Sales	$274,156	$297,759	$351,658
Payout percentage	—%	150.0%	127.6%
Adjusted Net Sales payout	$—	$252,000	$214,368

Net Sales from Acquisitions	N/A	$32,770	$2,858
Payout percentage	N/A	131.2%	—%
Net Sales from Acquisitions payout	N/A	$73,864	$—

Annual AIP payout	$186,521	$739,480	$548,016

CEO LTI Awards aligned with meaningful increases in share price

In 2017, Mr. DeCata was granted a cash and equity award in lieu of his LTIP participation in future years (the equity portion of this award was canceled and replaced with an identical award in 2018, as described below). Mr. DeCata is not eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022. The Compensation Committee considered the following factors in determining the level of the award opportunity:

◦	the relationship between growth in stockholder value over this time period and the realizable value to our CEO;

◦	the proportion of the opportunity that would require meaningful increase in value beyond grant date; and

◦	peer group CEO LTI opportunities and total direct compensation ("TDC") levels.

As shown in the table below, 67.6% of the LTI grant is contingent upon performance and at risk.

Special Award Mix
32.4%
67.6%
Performance-Based
Time-Based

We granted our CEO 81,000 SPRs/stock options, with a significant portion “out-of-the-money" as of grant date (the Company's stock price on August 14, 2017, the effective date of the grant, was $23.70 per share). The table below summarizes the realizable value, based on the Company's closing stock price on December 31, 2018, of $31.60 per share.

SPRs/Options Granted	Exercise Price	Realizable Value
34,000	$23.70	$268,600
27,000	27.70	105,300
20,000	31.70	—

In addition, Mr. DeCata was granted 57,934 MSUs that would vest at maximum on December 31, 2019, if the Company’s stock price achieves $32.00, a 35% growth in value from grant date, as measured over the last 60 trading days of 2019. The realizable value of the unvested MSU portion of the award based on the Company's closing stock on December 31, 2018 of $31.60 per share is $2,664,707.

To reinforce retention, Mr. DeCata was also granted 29,083 shares of restricted stock that will cliff vest contingent upon continued employment through August 14, 2020. The realizable value of the unvested RSA portion of the award based on the Company's closing stock on December 31, 2018 of $31.60 per share is $919,023.

Mr. DeCata was granted 2,000 shares of restricted stock on April 11, 2018, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. The shares will cliff vest contingent upon continued employment through December 31, 2019. The realizable value of the unvested RSA portion of the award based on the Company's closing stock on December 31, 2018 of $31.60 per share is $63,200.

Mr. DeCata was awarded 5,000 matching RSAs in connection with his purchase of 5,000 Company common stock following the payment of his AIP bonus. The right to receive shares of common stock related to these RSAs shall vest in full on March 7, 2021, provided Mr. DeCata does not sell or transfer the purchased shares prior to this date. The realizable value of the unvested RSA portion of the award based on the Company's closing stock on December 31, 2018 of $31.60 per share is $158,000.

The chart below illustrates the realizable and realized compensation for Mr. DeCata over the three-year performance period. Realized compensation is significantly less than his granted pay opportunity. The Company's stock price appreciation over the last year has resulted in realizable compensation above the granted pay opportunity. This is due to the structure of the award granted to Mr. DeCata in connection with his employment agreement in 2017, as amended in 2018, and illustrates our commitment to a pay-for-performance philosophy.

2016 - 2018 Chief Executive Officer Granted, Realizable & Realized Compensation

Value (in $000s)
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0

	Granted Pay Opportunity (1)	Realizable (2)	Realized (3)
Special Awards	2,661	4,179	0
LTIP	347	776	776
AIP	1,630	1,474	1,474
Base Salary	1,599	1,599	1,599

(1) In the chart above, “Granted Pay Opportunity” equals the sum of the three prior years (i.e., 2016-2018): (i) the grant date fair value of Mr. DeCata’s performance-based special awards, (ii) Salary (as reported in the SCT), (iii) target award opportunity of AIP, and (iv) the grant date fair value of LTIP awards as reported in the SCT.
(2) In the chart above, “Realizable Pay” equals the sum of the three prior years: (i) the value of Mr. DeCata’s performance-based special awards based on our stock price as of December 31, 2018, (ii) Salary earned, (iii) AIP earned, and (iv) the value of all earned LTIP awards for the completed performance cycle and unvested long-term incentive awards for the ongoing performance cycle. This includes Mr. DeCata's grant of 2,000 RSUs on April 11, 2018, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. This also includes Mr. DeCata grant of 5,000 RSAs in connection with his purchase of Company common stock following the payment of his 2017 AIP bonus. All unvested long-term incentive awards are valued based on our stock price as of December 31, 2018 of $31.60. The realizable value of the Mr. DeCata's MSU awards is shown in the table above, as the Company's stock price as of December 31, 2018 exceeds threshold price of $28.00 and falls below target price of $32.00.
(3) In the chart above, “Realized Pay” equals the sum of the three prior years: (i) the value of Mr. DeCata’s performance-based special awards based on our stock price as of December 31, 2018 (the realized value of the award is zero), (ii) Salary earned, (iii) AIP earned, and (iv) the value of all earned LTIP awards for the completed performance cycle.

Total Stockholder Return. Additionally, in accordance with our pay-for-performance philosophy, our CEO's total direct compensation has been closely aligned with our TSR over the most recent 6-year period.

Summary Compensation Table (in $000s)
Year End Share Price
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
12.25
26.72
23.35
23.80
24.75
31.60
2013
2014
2015
2016
2017
2018
Summary Compensation Table
Year End Share Price

2018 Changes to the Compensation Program

Our anticipated 2018 financial performance, along with the individual performance of our NEOs, served as key factors in determining compensation for 2018. We did not change any compensation programs in 2018; however, as noted above, the Compensation Committee approved base salary increases to our other NEOs, with the exception of the CEO.

Corporate Governance Practices Impacting Executive Compensation

The continued focus on our overall pay-for-performance philosophy is supported by the Company's compensation governance framework, which is demonstrated by the following policies:

•
Post-Vest Holding Requirement - In January 2016, the Compensation Committee instituted a two-year post-vest holding requirement for the CEO; Executive Vice President, Chief Financial Officer, Treasurer and Controller; and the Executive Vice President, Secretary and General Counsel. We believe this change will help better align these executives’ long-term interests with those of our stockholders. The executives are required to hold and not transfer or otherwise dispose of one-hundred percent (100%) of MSUs, RSUs and RSAs granted after January 1, 2016, which vest and are then issued as shares of common stock, net of taxes. In addition, future awards granted in the form of equity may also be subject to this holding requirement. The holding period requirement survives their potential separation from the Company through the applicable hold period.

•
Anti-Hedging Policy - Our Anti-Hedging policy prohibits our directors, NEOs and other key executive officers from hedging the economic interest in the Company securities that they hold (as described in more detail under "Anti-Hedging Policy" on page 21).

•
Clawback Policy - Our Clawback Policy protects the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (as described in more detail under "Clawback Policy" on page 20).

•	Gross-Up on Change-in-Control Payments - We do not pay tax gross-ups for change in control ("CIC") payments under Code Section 280G.

•
Independent Compensation Consultant - The Compensation Committee's engagement of an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.

•
Risk Management Program - Our strong Enterprise Risk Management Program which includes our Compensation Committee's oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

•	Compensation Practices Not Permitted:

◦	A supplemental executive retirement plan (SERP);

◦	Single-trigger golden parachute payments;

◦	Perquisites for former or retired executives;

◦	Personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowance, or executive life insurance; and

◦	Payments for cause terminations or resignations other than for good reason following a change-in-control.

Response to Say-On-Pay Vote

The advisory stockholder vote on the executive compensation for the Company's NEOs Say-on-Pay Proposal is non-binding. However, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year such a vote is taken when making compensation decisions for our CEO and other NEOs. At our annual meeting of stockholders held on May 15, 2018, our Say-on-Pay Proposal received approximately 99% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this stockholder vote strongly endorsed the compensation philosophy of the Company. Accordingly, the Compensation Committee did not take any specific actions with respect to its executive compensation programs as a direct result of the 2018 Say-on-Pay Proposal. The Compensation Committee will continue to consider the outcome of the Company's Say-on-Pay votes when making future compensation decisions for the NEOs. In 2017, the stockholders favored an annual frequency for the Say-on-Pay Proposal; therefore, the Compensation Committee implemented a stockholder vote on executive compensation on an annual basis.

Employment Agreement with our CEO

In accordance with Mr. DeCata’s 2017 Employment Agreement, the Company awarded him (i) 41,000 stock performance rights (the “2017 SPRs”) under the SPR Plan, (ii) 40,000 nonqualified stock options (the “2017 Options”) under the Lawson Products, Inc. 2009 Incentive Compensation, as amended and restated, effective May 14, 2014 (the “Equity Plan”), (iii) a target award of 57,934 market stock units ( the “2017 MSUs”) under the Equity Plan and (iv) a restricted award of 29,083 stock units (the “2017 RSAs”) under the Equity Plan. The 2017 Award Agreement contemplated that the number of 2017 MSUs that would vest would be based upon share price attainment determined by the trailing 60 trading day weighted average closing price of the Company’s common stock on December 31, 2019 (the “Average Closing Stock Price”), with Mr. DeCata vesting in (x) 50% of the 2017 MSUs if the Average Closing Stock Price was $24.50, (y) 100% of the 2017 MSUs if the Average Closing Stock Price was $27.50 and (z) 150% of the 2017 MSUs if the Average Closing Stock Price was $32.00. Mr. DeCata would be entitled to receive one share of the Company’s common stock for each vested 2017 MSU. The 2017 Award Agreement contemplated that the 2017 RSAs would vest in full on the third anniversary of the grant date, or August 14, 2020, with one share of the Company’s common stock to be issued for each vested 2017 RSA. In January 2017, unrelated to the Employment Agreement, the Company had granted Mr. DeCata a restricted stock award pursuant to the Equity Plan of 2,000 shares of common stock that would vest in full on December 31, 2019 (the “2017 Restricted Stock Award”).

In order to address a potential inconsistency with the Equity Plan, in April 2018, the Company and Mr. DeCata agreed to cancel the grant of the 2017 MSUs, the 2017 RSAs, and the 2017 Restricted Stock Award, and enter into an Award Agreement with respect to, (i) a target award of 57,934 market stock units (the “2018 MSUs”) under the Equity Plan, as amended, and (ii) a restricted award of 29,083 stock units (the “2018 RSAs”) under the Equity Plan, as amended. The number of 2018 MSUs that shall vest is based upon share price attainment determined by the Average Closing Stock Price, as defined above and using the December 31, 2019 measurement date contemplated by the 2017 MSUs, with Mr. DeCata vesting in (x) 50% of the 2018 MSUs if the Average Closing Stock Price is $24.50, (y) 100% of the 2018 MSUs if the Average Closing Stock Price is $27.50 and (z) 150% of the 2018 MSUs if the Average Closing Stock Price is $32.00. Mr. DeCata shall be entitled to receive one share of the Company’s common stock for each vested 2018 MSU. The 2018 RSAs will vest in full on August 14, 2020, with one share of the Company’s common stock to be issued for each vested 2018 RSA. The 2018 MSUs and the 2018 RSAs are intended to replicate the benefits to Mr. DeCata contemplated by the 2017 MSUs and 2017 RSAs, respectively.

The Company also made a restricted stock award to Mr. DeCata pursuant to the Equity Plan, as amended, of 2,000 shares of common stock that would vest in full on December 31, 2019. The 2017 SPRs and the 2017 Options continued to be outstanding in accordance with the original terms.

Compensation Philosophy and Objectives

Our compensation programs are designed to encourage and reward the creation of long-term stockholder value. The Company's executive compensation programs reward executives for the development and execution of successful business strategies that lead to profitable growth. To deliver the appropriate mix of compensation for each NEO, we provide annual cash compensation, which includes a base salary and an annual incentive opportunity, and a long-term incentive opportunity, which is largely based on increases to share price of the Company's common stock from the date of grant. We believe the mix of these forms of compensation, in the aggregate, balances the reward for each executive's contributions to our Company.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.
Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

2.
Accountability for Lawson's Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive awards. Our NEOs' compensation increases or decreases are based on how well they achieve the established performance goals and the increase in stockholder value.

3.	Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. We attempt to balance our NEO total compensation program to promote the achievement of both current and long-term performance goals. The Company’s overall compensation philosophy is to pay at the median of market competitive practices, with the ability of actual pay to exceed market median for exceeding goals. A NEO's compensation opportunity may benchmark above median levels reflecting individual qualifications, experience and position complexity, but the amount of compensation earned and/or realizable is designed to adjust with the results of our performance.

Determination of Competitive Practices

Peer Group for Compensation Benchmarking

We maintain two peer groups of public companies - a “core” and a “supplemental" group of companies - in order to assist the Company, the Compensation Committee and the Board to understand the current competitiveness of the TDC of the NEOs as compared to market practices. We use the data from the peer groups to benchmark total direct compensation which includes the level of base salaries and the mix, form and size of annual and long-term incentives provided to executives of similar companies to Lawson in terms of industry and size. In 2018, the Compensation Committee engaged FGMK, LLC (“FGMK”), an independent advisory firm, to review these peer groups to help determine their continued relevance for helping make sound compensation decisions.

As a result of this review, we made modifications to the composition of the core peer group from the prior year. Three companies were moved from the supplemental to core peer group. The core peer group consists of companies within Lawson's industry with revenues and market capitalization similar to that of Lawson. The core peer group companies had 2017 median revenue of approximately $502 million and a market capitalization of $508 million compared to Lawson's 2017 revenue of $306 million and market capitalization of $220 million. We also use this peer group to benchmark Lawson’s financial and stockholder return performance as part of making executive pay decisions, as this group comprises many of our direct business competitors. Many of these companies are also used by institutional investors as stockholder return comparators to Lawson.

The 2018 supplemental peer group consists of 22 companies, with median revenue of $359 million and market capitalization of $240 million, thus similar to Lawson in terms of size. The supplemental peer group served as an additional reference point so we could make appropriate compensation decisions based upon comprehensive market reference points.

The core and supplemental peer groups include the following companies:

Lawson Products, Inc. Core Peer Group
Aceto	Houston Wire & Cable Inc.
AMPCO-Pittsburgh Corp.	Insteel Industries
Applied Industrial Technologies, Inc.	Kadant Inc.
Circor International Inc.	KLX Inc.
DXP Enterprises Inc.	NN Inc.
Gorman-Rupp Co	Starrett (L.S.) Co - CLA
Hardinge Inc.	Twin Disc Inc.
Hurco Companies Inc

Lawson Products, Inc. Supplemental Peer Group
Allied Motion Technologies	P.A.M. Transportation Svcs
Badger Meter Inc	Patrick Industries Inc
Columbus McKinnon Corp	Perma-Pipe International Holdings, Inc.
Culp Inc	Powell Industries Inc
Dynamic Materials Corp	Preformed Line Products Co
Eastern Co	Synalloy Corp
Foster (LB) Co	Trex Co Inc
Haynes International Inc	USA Truck Inc
Helios Technologies	Vicor Corp
LSI Industries Inc	Vishay Precision Group Inc
Lydall Inc	Xerium Technologies Inc

The Compensation Committee believes that the proxy peer group benchmarking provides an accurate indicator of total compensation paid by companies with executives that have skills and responsibilities similar to our executives. Compensation for our executives is generally managed within the ranges of compensation paid by companies in the core and supplemental peer groups (“the Peer Group”).

NEO Compensation Competitiveness Compared to the Peer Group

We are summarizing how the 2018 actual TDC (base salary, three-year average AIP bonus payout and the three-year average LTI grant value) of the Company's NEOs compares to the combined core and supplemental peer groups' median and 75th percentiles. In addition to overseeing the Legal Department and Corporate Secretary functions, Mr. Jenkins also has management responsibility for the Human Resources Department.

	Median TDC, in ($000s)	75th Percentile TDC, in ($000s)	Lawson, in ($000s)
Title			TDC (1)
Michael G. DeCata	$1,823.8	$2,617.3	$2,054.0
President and Chief Executive Officer

Ronald J. Knutson	743.5	937.1	879.9
Executive Vice President, Chief Financial Officer, Treasurer and Controller

Neil E. Jenkins	836.2	1,138.6	1,043.6
Executive Vice President, Secretary and General Counsel

(1)	Represents the NEO's 2018 Base Salary, average AIP earned for 2016 - 2018 performance cycle and the average grant date fair value from the 2016 - 2018, 2017 - 2019 and 2018 - 2020 LTIP plans.

Elements of Total Compensation

In determining the type and amount of compensation for each executive, we use both annual cash compensation, which includes a base salary and an annual incentive award, and a long-term incentive opportunity, which is equity based. Our compensation programs are designed to encourage and reward the creation of long-term stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-takings. The Compensation Committee believes the mix of these forms of compensation, in the aggregate, supports the Company's overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, motivating and rewarding the achievement of individual and company goals and aligning the interests of executive officers with those of our stockholders. Our annual and long-term incentive plans provide for additional compensation for achievement above set performance targets such that an executive's compensation may reach the 75th percentile of market levels based upon performance.

The following table describes each executive compensation element utilized in 2018 for our NEOs based on the philosophy and objectives described above as well as each element's link to our compensation philosophy.

Compensation Element	Philosophy Statement	Talent Acquisition and Retention	Accountability for Business Performance (Align to Stockholder Interests)	Accountability for Individual Performance (Support Company Performance and Value Creation)
Base Salary
We intend to provide base pay competitive to the market of industry peers across other industries where appropriate. Our goal is to strike a balance between attracting and retaining talent, expecting superior results and finding individuals who can focus on transforming our business. Base salary maintains a standard of living, is used to compete in the market for talent and forms the foundation for other reward vehicles.
X

Annual Incentive Plan
The 2018 AIP was designed to reward specific annual performance against business measures set by the Board. The amount of the 2018 AIP reward was determined by formula and can vary from 0% to 150% of an individual executive's original target incentive.
		X	X	X

2018-2020 Long-Term Incentive Plan
The 2018-2020 LTIP was designed to align executives with the long-term interests of stockholders. The Committee believes that SPRs align the interests of executives with stockholders in that SPRs only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on the grant date. MSUs are an incentive to meaningfully increase share price over a three-year performance cycle. The MSUs are scheduled to vest from 0% to 150% of an individual executive's target incentive, based on share price performance. RSUs were granted as a retention incentive aligned with future changes to share price. All three LTIP incentives cliff-vest at the end of fiscal year 2020.
		X	X	X

Other Compensation and Benefit Programs
Lawson offers employee benefits programs that provide protections for health, welfare and retirement. These programs are standard within the United States and include healthcare, life, disability, dental and vision benefits as well as a 401(k) program and other federally provided programs outside of the United States. A deferred compensation program is also provided to a select group of our management, including our NEOs, to provide for tax-advantaged savings beyond the limits of qualified plans.
X

Base Salary

We provide NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our NEOs. Our base salary philosophy is intended to keep our fixed costs at an appropriate level for each role. In setting base salaries for the CEO and other executives, the Compensation Committee considers:

•	Competitive market data based upon peer group benchmarking;

•	The experience, skills and competencies of the individual;

•	The duties and responsibilities of the respective executive;

•	The ability of the individual to effectively transform our company and culture; and

•	The individual's ability to achieve superior results.

We typically consider adjustments to NEO base salaries on an annual basis as part of our review process, as well as upon a promotion. Our NEOs are eligible to receive the same percentage annual merit percentage increase applicable to all other employees and may receive an increase that is more or less than our merit increase guideline as a result of each NEO's current base salary vs. market levels, changes in duties, performance or retention considerations. 2018 base salary increases were 0.0% for our CEO and 3.0% for the other NEOs.

The base salaries for the NEOs in 2017 and 2018 were as follows:

Executive Name	2017 Base Salary (1)	2018 Base Salary (2)	Change in Base Salary (3)
Michael G. DeCata	$560,000	$560,000	$—
Ronald J. Knutson	370,800	381,924	11,124
Neil E. Jenkins	443,673	456,983	13,310

(1)	2017 base salaries were effective March 16, 2017, except for Mr. DeCata, which was effective August 16, 2017, in connection with his employment agreement dated August 14, 2017.

(2)	2018 base salaries were effective March 16, 2018.

(3)	Increases in salary were due to merit raises except for Mr. DeCata.

Annual Incentive Plan

We require our NEOs to be focused on achievement of the critical, strategic and tactical objectives that lead to annual Company success. Therefore, performance goals under our AIP align their compensation with our annual business objectives. The design of the AIP, the selected performance measures and targets and the timing of payouts are designed to drive positive business performance on an annual basis.

2018 AIP

Pursuant to the terms of the 2018 AIP, each NEO was granted a threshold, target and maximum bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities range from 0% to 150% of the target AIP opportunity for our NEOs.

At the beginning of each year, the Compensation Committee approves the assignment of a threshold, target and maximum objective for each financial performance measure. The target objectives are established based upon the operating budget approved by the Board. Actual year-end financial results are compared to plan objectives in order to determine the amount of any NEO bonus. If actual financial results fall between the threshold and target or the target and maximum objectives, bonuses are proportionately increased as a result of the threshold or target objective being exceeded. Notwithstanding the other provisions of the AIP, the Committee may exercise its business judgment to reduce or eliminate any bonus payable to a NEO based upon the Committee's determination of individual performance or other factors it deems relevant. The Compensation Committee may not use its business judgment to increase any bonus payable to a NEO.

The Committee also has the ability to use its business judgment to adjust performance criteria during a fiscal year if, for example, the initially established performance criteria are rendered unrealistic in light of circumstances beyond the control of the Company and its management such as acquisitions or dispositions, for example. No adjustments were made to the corporate performance criteria during fiscal year 2018. The Company utilized pre-established performance criteria that are intended to align executive compensation with our 2018 business objectives.

The 2018 AIP financial performance targets, established above the actual 2017 results, were as follows (dollars in thousands):

	AIP Performance Targets
	Threshold	Target	Maximum
Adjusted EBITDA	$22,400	$29,800	$38,700
Payout percentage	50%	100%	150%

Adjusted Net Sales	$342,600	$347,800	$354,800
Payout percentage	50%	100%	150%

Net Sales from Acquisitions	$12,000	$20,000	$40,000
Payout percentage	50%	100%	150%

The Compensation Committee approved AIP short-term performance goals to focus our NEOs on business priorities for the upcoming year. Under the 2018 AIP, target opportunities as a percent of each NEO's salary were set as follows:

	2018 AIP Target		2018 AIP Goal Weighting
	Amount	Percent of Base Salary	Adjusted EBITDA	Adjusted Net Sales Dollars	Net Sales from Acquisitions
Michael G. DeCata	$560,000	100%	60%	30%	10%
Ronald J. Knutson	229,154	60%	60%	30%	10%
Neil E. Jenkins	274,190	60%	60%	30%	10%

The 2018 AIP financial performance measure targets and actual results were as follows (dollars in thousands):

		2018 AIP Performance Targets
	Actual Results	Threshold	Target	Maximum
Adjusted EBITDA	$29,693	$22,400	$29,800	$38,700
Payout percentage	99.3%	50%	100%	150%

Adjusted Net Sales	$351,658	$342,600	$347,800	$354,800
Payout percentage	127.6%	50%	100%	150%

Net Sales from Acquisitions	$2,858	$12,000	$20,000	$40,000
Payout percentage	—%	50%	100%	150%

•	Adjusted EBITDA

◦
The Adjusted EBITDA target of $29.8 million was established based on our planned 2018 Adjusted EBITDA. Actual 2018 EBITDA, including the AIP and LTIP plans was $28.0 million. This amount was then adjusted for foreign exchange rate changes and the impact of the Company's 2018 acquisitions, as well as additional expenses recognized due to the environmental remediation plan for a discontinued facility, real estate gains and other non-recurring expenses which were not included in the established target. The aggregate amount of all approved adjustments was an increase of $1.7 million resulting in an Adjusted EBITDA of approximately $29.7 million for 2018.

•	Adjusted Net Sales

◦
Adjusted Net Sales consisted of Net Sales, increased for the net effect of foreign exchange rate changes and revenues from acquisitions which were not included in the established target. The aggregate amount of all approved adjustments was an increase of $2.0 million.

•	Net Sales from Acquisitions

◦	Net Sales from Acquisitions was $2.9 million representing the preceding 12 months sales prior to the acquisition consistent with the approach in establishing the target goal.

The actual financial results finished slightly below target objective for Adjusted EBITDA, above target objective for Adjusted Net Sales, and below threshold objective for Net Sales from Acquisitions. This resulted in 2018 AIP payouts equal to 97.9% of the aggregate target award opportunity for our NEOs.

	2018 AIP Payout
	Target Payout	Actual Payout
Michael G. DeCata	$560,000	$548,016
Ronald J. Knutson	229,154	224,250
Neil E. Jenkins	274,190	268,322

Long-Term Incentive Plan

Background - LTIP

The Compensation Committee directly engaged independent compensation consultant FGMK to make LTIP recommendations intended to be competitive with market practices, aligned with the Company's business goals and supportive of the Company's strategy for retaining and motivating leadership talent, as well as rewarding for superior performance. The LTIP design process allows the Committee to evaluate and consider the specific plan components each year. The LTIP is designed to incentivize financial performance over a longer time period than the AIP. The LTIP opportunity, calculated as a percentage of base salary, is formulated to be competitive with market practices and aligned with our compensation philosophy and objectives.

2018-2020 LTIP

In 2018, long-term incentive awards were granted to the NEOs in three vehicles: thirty percent (30%) of the total target opportunity was granted in the form of RSUs, thirty percent (30%) in SPRs and forty percent (40%) in MSUs. The target value of each award and the total 2018-2020 LTIP opportunity to each NEO is as follows:

Executive	RSU Target Award	SPR Target Award	MSU Target Award (1)	Total 2018-2020 Opportunity
Michael G. DeCata(2)	$—	$—	$—	$—
Ronald J. Knutson	88,992	88,992	118,656	296,640
Neil E. Jenkins	106,482	106,482	141,975	354,939

(1)
Additional shares are granted to Messrs. Jenkins and Knutson in consideration for the two-year post-vest holding period applicable to vested shares. The additional shares are based on a two-year discount of 17.1%, as determined by an independent valuation.

(2)
Mr. DeCata did not participate in the 2018-2020 LTIP plan; however, he was granted cash and equity awards pursuant to his employment agreement entered into on August 14, 2017, and amended on April 11, 2018, as described above under the "Employment Agreement with our CEO" section.

Rationale for 2018-2020 LTIP Awards

Why award RSUs? RSUs were granted as a retention incentive that are aligned to the long-term interests of stockholders by rewarding executives for Lawson's share price change. The RSUs cliff vest in full upon the completion of the three-year performance cycle on December 31, 2020, provided that the participant remains continuously employed by the Company through such date. Messrs. Knutson and Jenkins are subject to a two-year post-vest holding requirement on RSUs granted as part of the 2018-2020 LTIP. The executives cannot transfer or otherwise dispose of one-hundred percent (100%) of these awards until January 1, 2023.

Why award SPRs? The SPRs were granted with an exercise price equal to the fair market value of Lawson stock as of the date of grant. SPRs are cash-settled awards that operate in the same manner as stock options in that each participant will only realize value in an amount equal to the difference between fair market value at exercise date and the underlying exercise price. Therefore, NEOs are rewarded for share price growth in the same manner as stockholders. For the 2018-2020 LTIP, the SPRs were granted with the following terms:

•
The SPRs cliff vest in full upon the completion of the three-year performance cycle on December 31, 2020, provided that the participant remains continuously employed by the Company through such date. Each participant will then have five years after this vest date to exercise the vested SPRs. Additional details on the SPRs include:

◦	The exercise price of the SPR award was equal to $24.70.

◦	The executive will realize ordinary income on the difference between the exercise price and the fair market value of the SPRs at exercise date.

Why award MSUs? MSUs are stock-settled awards that have a direct link to long-term interests of stockholders by rewarding executives for Lawson’s share price change vs. threshold, target and maximum stock price goals as recommended by the Committee, measured over the three-year performance cycle from grant date. The actual number of shares of our common stock issuable under MSUs is, therefore, variable based on the Company’s stock price over the three-year performance period. Messrs. Knutson and Jenkins are subject to a two-year post-vest holding requirement on MSUs granted as part of the 2018-2020 LTIP. The executives cannot transfer or otherwise dispose of any of these awards until January 1, 2023.

For the 2018-2020 LTIP, the potential value of MSUs is determined as follows:

•
The number of MSUs that will vest is based upon share price attainment determined by the trailing 60-trading day average closing price of the Company's common stock on the vest date of December 31, 2020. Each participant will vest in the MSUs as follows:

	Threshold	Target	Maximum
Average Closing Stock Price (as of December 31, 2020)	$28.00	$32.00	$37.00
% of Target MSUs Vested	50%	100%	150%

If the final stock price is between each of the above as stated, the number of MSUs vested will be calculated using straight-line interpolation between each defined share price level. If the stock price is below $28.00, the executive would not receive an award. If the stock price exceeds $37.00, the executive would receive 150% of their target award. The executive will realize ordinary income, if any, on the MSUs based upon the fair market value of each MSU at vest date.

2017-2019 LTIP

In 2017, long-term incentive awards were granted to the NEOs in three vehicles: twenty-five percent (25%) of the total target opportunity was granted in the form of RSUs, twenty-five percent (25%) in SPRs and fifty percent (50%) in MSUs. The target value of each award and the total 2017-2019 LTIP opportunity to each NEO is as follows:

Executive	RSU Target Award	SPR Target Award	MSU Target Award (1)	Total 2017-2019 Opportunity
Michael G. DeCata(2)	$—	$—	$—	$—
Ronald J. Knutson	74,160	74,160	148,320	296,640
Neil E. Jenkins	88,735	88,735	177,469	354,939

(1)
Additional shares are granted to Messrs. Jenkins and Knutson in consideration for the two-year post-vest holding period applicable to vested shares. The additional shares are based on a two-year discount of 17.1%, as determined by an independent valuation.

(2)
Mr. DeCata did not participate in the 2017-2019 LTIP plan; however, he was granted cash and equity awards pursuant to his employment agreement entered into on August 14, 2017 and amended on April 11, 2018, as discussed in the "Compensation Agreements" and "Outstanding Equity Awards" sections.

•
The SPRs cliff vest in full upon the completion of the three-year performance cycle on December 31, 2019, provided that the participant remains continuously employed by the Company through such date. Each participant will then have five years after this vest date to exercise the vested SPRs. Additional details on the SPRs include:

◦	The exercise price of the SPR award was equal to $22.75.

◦	The executive will realize ordinary income on the difference between the exercise price and the fair market value of the SPRs at exercise date.

•
The number of MSUs that will vest is based upon share price attainment determined by the trailing 60-trading day average closing price of the Company's common stock on the vest date of December 31, 2019. Each participant will vest in the MSUs as follows:

	Threshold	Target	Maximum
Average Closing Stock Price (as of December 31, 2019)	$24.50	$27.50	$32.00
% of Target MSUs Vested	50%	100%	150%

If the final stock price is between each of the above as stated, the number of MSUs vested will be calculated using straight-line interpolation between each defined share price level. If the stock price is below $24.50, the executive would not receive an award. If the stock price exceeds $32.00, the executive would receive 150% of their target award. The executive will realize ordinary income, if any, on the MSUs based upon the fair market value of each MSU at vest date.

2016-2018 LTIP

In 2016, long-term incentive awards were granted to the NEOs in two vehicles: twenty-five percent (25%) of the total target opportunity was granted in the form of SPRs and seventy-five percent (75%) in MSUs. The target value of each award and the total 2016-2018 LTIP opportunity to each NEO is as follows:

Executive	SPR Target Award	MSU Target Award (1)	Total 2016-2018 Opportunity
Michael G. DeCata	$127,500	$382,500	$510,000
Ronald J. Knutson	72,000	216,000	288,000
Neil E. Jenkins	86,150	258,450	344,600

(1)
Additional shares are granted to Messrs. DeCata, Jenkins and Knutson in consideration for the two-year post-vest holding period applicable to vested shares. The additional shares are based on a two year discount of 17.1%, as determined by an independent valuation.

•
The SPRs cliff vested in full on December 31, 2018, provided that the participant remained continuously employed by the Company through such date. Each participant has five years after this vest date to exercise some or all of the vested SPRs. Additional details on the SPRs include:

◦	The exercise price of the SPR award was equal to $18.98.

◦	The executive will realize ordinary income, if any, on the difference between the exercise price and the fair market value of the SPR at exercise date.

•
The Company's trailing 60-day average closing stock price as of December 31, 2018 was $31.14. The MSU award was calculated using straight-line interpolation between threshold and target and the executives received 76.7% of their target MSU award.

	Threshold	Target	Maximum
Average Closing Stock Price (as of December 31, 2018)	$29.00	$33.00	$39.00
% of Target MSUs Vested	50%	100%	150%

Benefits and Retirement Plans

The NEOs are eligible for both “standard” and “non-qualified” benefits. Standard benefits are generally available to all of our employees and in some cases are subject to favorable tax treatment. Our standard benefit plans cover such items as health insurance, life insurance, vacation, profit sharing and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to our standard benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Code.

Non-qualified benefits available to executives include the opportunity to receive Company profit sharing and 401(k) matching contributions in excess of the 2018 IRS annual compensation limit of $275,000, but not to exceed their current base salary, as well as the opportunity to defer compensation in a deferred compensation plan. The deferred compensation plan allows participants to defer the receipt of compensation arising from cash or vested stock-based compensation until a later year from the year earned and, therefore, defer payment of income taxes into retirement years when their personal income and tax levels are generally lower. A feature of the deferred compensation plan allows participants to select a set of mutual funds for cash compensation deferrals, which are then tracked for growth. The Company purchases life insurance policies which have been deposited into a rabbi trust to offset the Company's deferred compensation liability. Executives in the plan are unsecured creditors of the Company.

The Company has broad-based, qualified profit-sharing and 401(k) plans available to the NEOs, along with other employees, to facilitate retirement savings. Along with other employees, the Company matches 100% of the first 3% and 50% of the next 2% of NEO contributions to the 401(k) plan. The Company does not offer any other post-retirement benefits to the CEO or other NEOs. For 2018, the Company made a profit sharing contribution of 0.75% of eligible earnings, which was allocated among participants, pro-rata, according to their compensation.

Perquisites

We occasionally offer relocation benefits to certain executives under our executive relocation policy. However, we do not offer other perquisites for our executives such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles. Each NEO is eligible to receive up to $1,000 for financial planning.

Separation and Change-in-Control

Employment and Change-in-Control Contracts

Certain NEOs have employment contracts with the Company as further described in the "Compensation Agreements" section on the following page. Employment and change-in-control contracts help attract executives to work for the Company by protecting them from certain risks, such as position elimination in the event of a business reorganization or a change-in-control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.

Actions Taken After Close of 2018 Year End
Base Salary and Incentive Plans

2019 base salary increases, AIP and LTIP opportunities and performance targets for our NEOs have been approved by the Compensation Committee. Consistent with prior years, the Company reviewed NEO base salary levels and provided a merit increase as appropriate. In 2019, NEOs will continue to be eligible for an AIP award based on the Company's 2019 performance against Adjusted EBITDA, Adjusted Net Sales and Net Sales from Acquisitions. In addition, each NEO (with the exception of Mr. DeCata) received a LTIP award consisting of RSUs, SPRs and MSUs. Thirty percent (30%) of the total target award opportunity was granted in the form of RSUs, twenty percent (20%) in SPRs and fifty percent (50%) in MSUs.

Consistent with 2018 stock-based awards for 2019, the Compensation Committee established a two-year post-vest holding requirement on the MSUs and RSUs granted to the Executive Vice President, Chief Financial Officer, Treasurer and Controller; and the Executive Vice President, Secretary and General Counsel to further align these executives' long-term interests with those of our stockholders. The value of the 2019 AIP and LTIP award opportunities is calculated as a percentage of each NEO's base salary and is consistent with the 2018 target opportunity levels.

Role of Executives in Setting Compensation

The Company's CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs as described in the Corporate Governance section under “The Compensation Committee”. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

Role of the Independent Compensation Consultant

In 2018, the Compensation Committee engaged FGMK to perform benchmarking analyses of executive officer compensation and make recommendations on peer group determination, performance metrics and incentive opportunity levels for the NEOs. FGMK was asked to make recommendations related to the LTIP awards, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. FGMK performs no other services for the Company. The Compensation Committee has reviewed the independence of FGMK in light of SEC rules and Nasdaq listing standards regarding compensation consultants and has concluded that FGMK's work for the Compensation Committee does not raise any conflict of interest. All work performed by FGMK is subject to review and approval of the Compensation Committee.

Tax & Accounting Considerations

Policy with Respect to Code Section 162(m)

Code Section 162(m) limits the Company's ability to deduct compensation paid in any given year to our “covered employees” (as defined by Section 162(m), generally, our current and former named executive officers) in excess of $1.0 million. Prior to the enactment of legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), Section 162(m) provided an exception from this deduction limit for certain forms of “performance-based compensation,” which included the gain recognized by covered employees upon the exercise of compensatory stock options and on the vesting of performance share awards. The TCJA repealed the performance-based compensation exemption under Section 162(m), effective for taxable years beginning after December 31, 2017, subject to certain transition relief. This repeal means that compensation paid to our covered employees in excess of the $1.0 million compensation limitation under Code Section 162(m) will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017, commonly referred to as grandfathered amounts.

In the past, our Compensation Committee generally sought to structure performance-based compensation for our covered employees in a manner that complies with Section 162(m) in order to provide for the deductibility of such compensation to the extent possible. Our Compensation Committee generally will continue to emphasize performance-based compensation, even though it may no longer be deductible. The Compensation Committee has authorized and expects in the future to authorize compensation in excess of $1.0 million to covered employees, which will not be deductible under Section 162(m), when it believes doing so is in the best interests of the Company and our stockholders.

Our Compensation Committee will endeavor to maintain the deductibility of grandfathered amounts going forward, except where it determines in its business judgment (as done from time to time in the past) that it is in our best interest to provide for compensation that may not be fully deductible. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the guidance issued thereunder, including the uncertain scope of the transition relief for grandfathered amounts, no assurance can be given that compensation intended to satisfy the requirements for exception from the Section 162(m) deduction limit in fact will satisfy the exception.

Stock-Based Compensation

The fair value of stock-based compensation, which includes equity incentives such as stock options, restricted stock awards, RSUs and MSUs as well as cash-based SPRs, is measured in accordance with GAAP and is expensed over the applicable vesting period.

Code Sections 280G and 4999

Code Sections 280G and 4999 relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control (“CIC”) if the payment exceeds three times the executive's base earnings (as defined by Code Section 280G). The Company seeks to minimize the tax consequences that might arise under a potential CIC of Lawson by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing CIC agreements provide that the Company will reduce the CIC payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential Code Section 280G excise taxes, which are the sole responsibility of the executive.

COMPENSATION AGREEMENTS

Key terms of compensation agreements currently in effect between the Company and its NEOs are summarized below.

Mr. Michael G. DeCata

Mr. DeCata became employed under an October 16, 2012 agreement. Mr. DeCata has been instrumental to the Company's business turnaround and path to future profitable growth. The Board believed it was important to retain Mr. DeCata on a long-term basis. Therefore, on August 14, 2017, the Company entered into an employment agreement ("Employment Agreement") with Michael G. DeCata, as President and Chief Executive Officer. This Employment Agreement replaced and superseded the employment agreement, dated January 12, 2015, by and between the Company and Mr. DeCata. Mr. DeCata's annual base salary was set at $560,000 effective August 16, 2017.

Pursuant to this Employment Agreement, Mr. DeCata is eligible for a performance-based annual incentive opportunity as determined each year by the Board-approved Annual Incentive Plan. On or before the tenth day following the payment of an AIP bonus to Mr. DeCata, he is entitled to elect to use all or a portion of his after tax AIP bonus to purchase shares of the Company's common stock. In connection with this election, Mr. DeCata will be entitled to receive an award of RSAs in an amount equal to the number of shares purchased.

As part of his Employment Agreement, Mr. DeCata was granted cash and equity awards in lieu of his LTIP participation in future years. Mr. DeCata would not be eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022. However, to address a potential inconsistency with the Company’s Equity Plan, the Company and Mr. DeCata entered into an amendment of the Employment Agreement (the “Employment Agreement Amendment”) on April 11, 2018, to make changes to the equity award structure set forth in the Employment Agreement (as described further in the "Outstanding Equity Awards at December 31, 2018" section).

If the Company terminates Mr. DeCata without cause, or he terminates his employment for good reason (each as defined in the employment agreement), Mr. DeCata will receive 300% of his then current base salary payable in monthly installments for a period of 24 months; coverage under the Company's health benefit plans for an additional 24 months following termination for Mr. DeCata and his family; and all outstanding unvested equity awards that would have otherwise vested during the 24 month period had he remained employed during this period, if any, shall immediately vest upon the effective date of the termination. Mr. DeCata will have until the earlier of (A) one year following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the expiration of the term of such equity award to exercise any vested equity award that is subject to being exercised. This shall apply only to unvested equity awards where vesting is solely service-based, but shall not apply to unvested equity awards where vesting is performance-based in whole or in part.

If within 24 months following a CIC the Company terminates Mr. DeCata's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the higher of the target bonus or the actual bonus for the prior year. In addition, Mr. DeCata and his family will be covered under the Company's health benefit plans for two years following termination. All of Mr. DeCata's outstanding equity awards, if any, shall immediately vest upon the effective date of termination to the extent not already vested, and he shall have until the earlier of (A) one year following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the expiration of the term of such equity award to exercise any equity award that is subject to being exercised.

In the event Mr. DeCata dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. DeCata's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 24 months.

If Mr. DeCata becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months plus his target bonus with respect to the year in which the termination occurs and at a rate equal to 60% of his then current salary for 24 months thereafter plus his target bonus with respect to the year in which the termination occurs. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. DeCata has agreed not to compete with the Company during the period of employment and for a period of 18 months thereafter.

Mr. Ronald J. Knutson

Mr. Knutson is employed under an amended and restated employment agreement as of August 29, 2012. Mr. Knutson's annual base salary was set at $381,924 effective March 16, 2018. The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants.

If the Company terminates Mr. Knutson without cause, or he terminates his employment for good reason (each as defined in the employment agreement), Mr. Knutson will receive his then current base salary for two years, a pro rata bonus based on the most recent annual bonus, outplacement services not to exceed $25,000, and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC the Company terminates Mr. Knutson's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Knutson and his family will be covered under the Company's health benefit plans for two years following termination, as well as outplacement services not to exceed $25,000.

In the event Mr. Knutson dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. Knutson's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 24 months.

If Mr. Knutson becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current base salary for 24 months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. Knutson has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Neil E. Jenkins

Mr. Jenkins is employed under an amended and restated employment agreement as of August 29, 2012. Mr. Jenkins' annual base salary was set at $456,983 effective March 16, 2018. The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants.

If the Company terminates Mr. Jenkins without cause, or he terminates his employment for good reason (each as defined in the employment agreement), Mr. Jenkins will receive his then current base salary for two years, a pro rata bonus based on the most recent annual bonus, and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC the Company terminates Mr. Jenkins' employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Jenkins and his family will be covered under the Company's health benefit plans for two years following termination.

In the event Mr. Jenkins dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. Jenkins' then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 24 months.

If Mr. Jenkins becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. Jenkins has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

EXECUTIVE COMPENSATION

2018 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the last two fiscal years awarded to or earned by individuals who served during 2018 as the Company's CEO and each of the Company's two other most highly compensated executive officers in 2018. The following table includes all amounts awarded to our NEOs related to the LTIPs and RSAs granted by the Compensation Committee throughout the current and previous performance cycles.

					SPR/	Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation
Position	Year	($)(1)	($)	($)(2)(3)	($)(4)	($)(5)	($)(6)	Total ($)

Michael G. DeCata (7)	2018	$560,000	$—	$2,050,373	$—	$548,016	$28,795	$3,187,185
President and	2017	528,750	—	—	610,960	739,480	27,311	1,906,501
Chief Executive Officer

Ronald J. Knutson	2018	379,606	—	250,186	88,994	224,250	20,701	963,738
Executive Vice President,	2017	370,800	—	290,531	76,078	293,785	19,615	1,050,810
Chief Financial Officer, Treasurer and Controller

Neil E. Jenkins	2018	454,210	—	299,347	106,483	268,322	25,297	1,153,659
Executive Vice President, Secretary and General Counsel	2017	443,673	—	319,916	91,031	351,522	25,036	1,231,178

(1)	The amounts listed in this column represent the base salary paid to the NEOs in 2018 and 2017.

(2)
Amounts include restricted stock awards granted to Messrs. DeCata and Knutson of 2,000 and 1,000 shares, respectively, in lieu of a 2017 base salary increase during the regular annual merit cycle. The right to receive shares of common stock shall vest in full on December 31, 2019 provided the employee remains continuously employed by the Company through such date.

(3)
The amounts in this column represent the aggregate grant date fair value of the MSU-based portion of the 2017-2019 LTIP, 2018-2020 LTIP and the amended stock-based portion of Mr. DeCata's 2017 award to be awarded at the end of the three-year performance period determined in accordance with FASB Accounting Standards Codification ("ASC") 718 using a generally accepted valuation methodology. On April 11, 2018, the Company and Mr. DeCata agreed to cancel and reissue the MSU and RSA portion of the award. The assumptions used in calculating the grant date fair value of each award are disclosed in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The maximum award that can be earned in year three if maximum performance is achieved, based on the grant date value of our common stock and assuming a per share price of $37.00, which is the maximum performance goal (with the exception of Mr. DeCata, whose maximum performance is achieved assuming a per share price of $32.00), is as follows: Mr. DeCata - $2,780,832; Mr. Knutson - $386,669 and Mr. Jenkins - $462,648. The amounts in this column also represent the restricted stock awards granted in 2018, which cliff vest subject to recipient's continued employment with the Company.

(4)
The amounts in this column represent the aggregate grant date fair value of the SPRs and Non-Qualified Stock Options awarded using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.

(5)	Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2018 were paid out in 2019.

(6)	See All Other Compensation table for details regarding the amounts in this column for 2018.

(7)
In 2017, Mr. DeCata was granted cash and equity awards in lieu of his LTIP participation in future years. Mr. DeCata is not eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022.

ALL OTHER COMPENSATION IN 2018

	Profit	401(k)	Deferred
	Sharing	Matching	Compensation	Disability
	Contribution	Contribution	Contributions	Insurance	Financial
Name and Principal Position	(1)	(2)	(3)	(4)	Planning	Total

Michael G. DeCata	$2,063	$11,000	$13,537	$2,196	$—	$28,796
President and Chief Executive Officer

Ronald J. Knutson	2,063	11,000	4,969	2,670	—	20,702
Executive Vice President, Chief Financial Officer, Treasurer and Controller

Neil E. Jenkins	2,063	10,586	8,512	4,136	—	25,296
Executive Vice President, Secretary and General Counsel

(1)	The Company made a profit sharing contribution of 0.75% of base salary up to the 2018 IRS annual compensation limit of $275,000 to all plan participants, including the NEOs.

(2)	The Company matches all plan participant contributions equal to 100% on the first 3% of the employee's contributions and 50% on the next 2% of contributions.

(3)	The Company made a deferred compensation contribution of 4.75% of participants’ base salary in excess the 2018 IRS annual compensation limit of $275,000 to all plan participants, including the NEOs.

(4)	The Company provides individual disability insurance coverage for all Vice Presidents, Executive Vice Presidents and the CEO/President.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

	Stock Performance Rights and Stock Option Awards (1)					Stock Awards		Stock Awards
	Number of Securities Underlying Unexercised Options/SPRs		Options/SPR Exercise Price		Options/ SPR Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (2)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not yet vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not yet vested

Named Executive Officer	Exercisable	Unexercisable

Michael G. DeCata	100,000	—	5.96	(3)	9/24/2022
	100,000	—	5.96	(4)	9/24/2022
	40,878	—	12.18	(5)	12/31/2020
	33,498	—	12.88	(6)	12/31/2021
	162,857	—	25.16	(7)	1/12/2022
	126,667	—	29.16	(7)	1/12/2022
	90,476	—	33.16	(7)	1/12/2022
	17,143	—	25.16	(7)	1/12/2022
	13,333	—	29.16	(7)	1/12/2022
	9,524	—	33.16	(7)	1/12/2022
	15,977	—	18.98	(8)	12/31/2023
	17,210	—	23.70	(9)	8/14/2024
	—	13,667	27.70	(9)	8/14/2024
	—	10,123	31.70	(9)	8/14/2024
	16,790	—	23.70	(9)	8/14/2024
	—	13,333	27.70	(9)	8/14/2024
	—	9,877	31.70	(9)	8/14/2024
				(10)		2,000	63,200
				(11)		5,000	158,000
				(12)		29,083	919,023
				(13)				86,901	2,746,072

Ronald J. Knutson	17,040	—	12.18	(5)	12/31/2020
	13,963	—	12.88	(6)	12/31/2021
	6,208	—	25.16	(14)	12/31/2022
	9,023	—	18.98	(8)	12/31/2023
	—	7,983	22.75	(15)	12/31/2024
	—	8,742	24.70	(16)
				(17)		4,041	127,696
				(18)		1,000	31,600
				(19)		4,341	137,176
				(20)				14,536	459,338
				(21)				6,967	220,157

Neil E. Jenkins	21,170	—	12.18	(5)	12/31/2020
	17,348	—	12.88	(6)	12/31/2021
	7,713	—	25.16	(14)	12/31/2022
	10,796	—	18.98	(8)	12/31/2023
	—	9,552	22.75	(15)	12/31/2024
	—	10,460	24.70	(16)

(17)	4,835	152,786
(19)	5,194	164,130
(20)			17,393	549,620
(21)			8,336	263,418

(1)	The data in this chart represents grants under SPRs, which have similar characteristics to options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.

(2)	RSUs are valued at closing stock price at December 31, 2018 of $31.60.

(3)	These SPRs became fully vested based upon Company stock price reaching 200% of exercise price. These rights became fully exercisable on 9/24/2013.

(4)	Fully vested on September 24, 2015.

(5)	Represents the SPRs granted on 1/22/13, as part of the 2013-2015 LTIP, which vested on 12/31/2015.

(6)	Represents the SPRs granted on 1/8/14, as part of the 2014-2016 LTIP, which vested on 12/31/2016.

(7)
Mr. DeCata was awarded an option to purchase 40,000 shares of common stock and 380,000 SPRs in lieu of his participation in the 2015-2017 LTIP. The options and SPRs were granted as follows: (a) 17,143 of the options and 162,857 of the SPRs have an exercise price of $25.16, (b) 13,333 of the options and 126,667 of the SPRs have an exercise price of $29.16 and (c) 9,524 of the options and 90,476 of the SPRs have an exercise price of $33.16. One-third of each tranche of options and SPRs shall vest and become exercisable on the first, second and third anniversaries of the grant date.

(8)	Represents the SPRs granted on 1/15/16, as part of the 2016-2018 LTIP, which vested on 12/31/2018.

(9)
Mr. DeCata was awarded an option to purchase 40,000 shares of common stock and 41,000 SPRs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022. The options and SPRs were granted as follows: (a) 16,790 of the options and 17,210 of the SPRs have an exercise price of $23.70, (b) 13,333 of the options and 13,667 of the SPRs have an exercise price of $27.70 and (c) 9,877 of the options and 10,123 of the SPRs have an exercise price of $31.70. One-third of each tranche of options and SPRs shall vest and become exercisable on the first, second and third anniversaries of the grant date.

(10)
Granted on April 11, 2018, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. The right to receive shares of common stock shall vest in full on December 31, 2019 provided the employee remains continuously employed by the Company through such date.

(11)
Mr. DeCata was awarded 5,000 RSAs in connection with his purchase of Company common stock following the payment of his AIP bonus. The right to receive shares of common stock shall vest in full on March 7, 2021, provided Mr. DeCata does not sell or transfer the purchased shares prior to this date.

(12) Mr. DeCata was awarded 29,083 RSAs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022. The right to receive shares of common stock shall vest in full on August 14, 2020, provided the employee remains continuously employed by the Company through such date.
(13) Mr. DeCata was awarded 57,934 MSUs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022, which cliff vest on 12/31/2019 based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2019 and subject to the recipient’s continued employment with the Company. MSUs reflect stretch awards, as closing stock price at December 31, 2018 of $31.60 per share exceeds target price of $27.50 and falls below stretch price of $32.00.
(14) Represents the SPRs granted on 1/13/15 as part of the 2015-2017 LTIP, which vested on 12/31/2017.
(15) Represents the SPRs granted on 1/12/17 as part of the 2017-2019 LTIP, which cliff vest on 12/31/2019 subject to the recipient’s continued employment with the Company.
(16) Represents the SPRs granted on 1/8/18 as part of the 2018-2020 LTIP, which cliff vest on 12/31/2020 subject to the recipient’s continued employment with the Company.
(17) Represents the RSUs granted on 1/12/17 as part of the 2017-2019 LTIP, which cliff vest on 12/31/2019 subject to the recipient’s continued employment with the Company.
(18) Granted on January 13, 2017, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. The right to receive shares of common stock shall vest in full on December 31, 2019 provided the employee remains continuously employed by the Company through such date.
(19) Represents the RSUs granted on 1/8/18 as part of the 2018-2020 LTIP, which cliff vest on 12/31/2020 subject to the recipient’s continued employment with the Company.
(20) Represents the MSUs granted on 1/12/17 as part of the 2017-2019 LTIP award, which cliff vest on 12/31/2019 based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2019 and subject to the recipient’s continued employment with the Company. MSUs reflect stretch awards, as closing stock price at December 31, 2018 of $31.60 per share exceeds target price of $27.50 and falls below stretch price of $32.00.
(21) Represents the MSUs granted on 1/8/18 as part of the 2018-2020 LTIP award, which cliff vest on 12/31/2020 based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2020 and subject to the recipient’s continued employment with the Company. MSUs reflect target awards, as closing stock price at December 31, 2018 of $31.60 per share exceeds threshold price of $28.00 and falls below target price of $32.00.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company's 2004 Executive Deferral Plan, certain executives, including NEOs, may defer portions of their base salary, bonus, and LTIP award amounts. Deferral elections are made by eligible executives by the end of the year proceeding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of base salary, bonus and/or LTIP award. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts. The Company also makes a contribution to the Deferral Plan equal to the amount the executives, including NEOs, would have received under the Company's tax-qualified 401(k) plan, but for Internal Revenue Code limits.

The investment options available to an executive include some funds generally similar to or as available through the Company's qualified retirement plan. The Company does not provide for any above market return for participants in the 2004 Executive Deferral Plan.

An executive may elect to receive distributions under three scenarios, receiving benefits in either a lump sum or in annual installments up to five years in the event of termination and up to fifteen years in the event of death or disability. Upon demonstrating an unforeseeable financial emergency and receipt of approval from the Compensation Committee, an executive may interrupt deferral or be allowed to access funds in his deferred compensation account. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.

Named Executive Officer	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE (3)

Michael G. DeCata	$—	$13,538	$151,930	$1,728,619

Ronald J. Knutson	207,084	4,969	39,989	822,876

Neil E. Jenkins	—	8,512	(134,624)	3,594,914

(1)	Represents contributions in 2019 pertaining to 2018 earnings.

(2)	Represents profit sharing and 401(k) contributions in excess of the 2018 IRS annual compensation limit of $275,000.

(3)	Amounts reported at the beginning of the fiscal year were $1,563,151, $570,834 and $3,721,025 for Messrs. DeCata, Knutson, and Jenkins.

Defined Benefit Plans

We do not maintain or contribute to any defined benefit pension plans or supplemental executive retirement plans for our NEOs.

DIRECTOR COMPENSATION IN 2018

Director Compensation

In 2018, Lawson's non-employee directors received an annual cash retainer of $75,000 for participating in the Board and Board committee meetings. The directors also received a regular cycle annual restricted stock grant with a grant date fair value of $75,000 that cliff-vests upon the one-year anniversary of the date of grant. Directors' travel expenses for attending meetings are reimbursed by the Company.

The Chairman of the Board received an additional $25,000 for his service as Chairman, the independent Lead Director received an additional $25,000 for his services, and the Chairpersons of the respective Board committees received additional compensation as follows:

Committee Chairperson	Additional Annual Compensation

Audit	$20,000
Compensation	15,000
Financial Strategies	7,500
Management Development	5,000
Nominating and Governance	7,500

Director Compensation Table

The following table shows compensation earned in 2018 by non-employee directors.

Director	2018 Fees Earned or Paid In Cash	2018 Stock Awards (1)	2018 Total

Andrew B. Albert	$90,000	$75,000	$165,000
I. Steven Edelson	75,000	75,000	150,000
J. Bryan King	75,000	75,000	150,000
James S. Errant (2)	75,000	75,000	150,000
Lee S. Hillman	115,000	75,000	190,000
Ronald B. Port, M.D. (2)	100,000	75,000	175,000
Thomas S. Postek	95,000	75,000	170,000
Wilma J. Smelcer	80,000	75,000	155,000

(1)	Represents the fair market value of the RSUs for 2018 Board Service. As of December 31, 2018, each of our non-employee directors held 3,260 shares of unvested restricted stock.

(2)	Resigned from the Board on January 21, 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's policy regarding related party transactions is outlined in the Code of Ethics which is applicable to all employees and sales representatives and is available on our website at www.lawsonproducts.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions. There were no related party transactions in 2018.

The Company's policy is for all transactions between the Company and any related person to be promptly reported to the Company's Secretary and General Counsel who will gather the relevant information about the transaction and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company's Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

FEES BILLED TO THE COMPANY BY BDO USA, LLP

BDO USA, LLP was the Company's independent registered public accounting firm ("independent auditor") in 2018 and 2017. Aggregate fees for professional services rendered for the Company by BDO USA, LLP for such years were as follows:

	Year Ended December 31,
	2018	2017
Audit Fees	$551,100	$550,125
Audit-Related Fees	—	—
Tax Fees	152,100	143,897
All Other Fees	5,043	—
Percentage of Total Fees Attributable to Non-Audit (“Other”) Fees	0.71%	—%
Total Fees	$708,243	$694,022

Audit Fees

Audit services include fees for the annual audit, review of the Company's reports on Form 10-Q each year, consulting on accounting and auditing matters and fees related to BDO USA, LLP's audit of the Company's effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The Company did not pay to BDO USA, LLP any audit-related fees in 2018 or 2017.

Tax Fees

Aggregate fees of $152,100 and $143,897 billed by BDO USA, LLP in 2018 and 2017, respectively, are comprised of domestic and international income tax compliance and tax consulting services.

All Other Fees

The Company paid $5,043 in other fees to BDO USA, LLP in Fiscal 2018 in relation to a filing for a S-3 shelf registration. The Company did not pay to BDO USA, LLP any other fees in Fiscal 2017.

Pre-Approval of Services by Independent Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor's independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Audit Committee meetings provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All non-audit services provided by the independent auditor must be pre-approved by the Audit Committee Chairman prior to the engagement and ratified by the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company's independent auditors in 2018.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee's next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent auditor.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2018, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

With regard to the 2018 audit, the Audit Committee discussed with the Company's independent auditors the scope, extent and procedures for their audit. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2018 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with BDO USA, LLP, our independent auditors, the matters required to be discussed under Auditing Standard No. 16, Communication with Audit Committees ("AS 16"), issued by the Public Company Accounting Oversight Board ("PCAOB"). AS 16, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards of the PCAOB (United States), (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO USA, LLP a letter providing the disclosures required by the PCAOB Rule 3526 (Independence Discussions with Audit Committees), with respect to any relationships between BDO USA, LLP and the Company that, in its professional judgment, may reasonably be thought to bear on independence. BDO USA, LLP has discussed its independence with us. BDO USA, LLP confirmed in its letter that, in its professional judgment, it is independent of the Company.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2018 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

The Audit Committee has reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management's progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Thomas S. Postek (Chairman)
Lee S. Hillman
Wilma J. Smelcer
Andrew B. Albert

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of shares of the Company's Common Stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2018 all of the Reporting Persons complied with all applicable Section 16(a) filing requirements.

Householding of Annual Meeting Materials

A copy of our Annual Report on Form 10-K for the year ended December 31, 2018, excluding certain of the exhibits, Notice of Annual Meeting, or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631. Copies are also available to the public free of charge on or through our website at www.lawsonproducts.com. Information on our website is not incorporated by reference into this report.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2018 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.

Deadline for Receipt of Stockholder Proposals for 2020 Annual Meeting

We expect that our 2020 annual meeting of stockholders will be held within 30 days of May 14, 2020, which will be the first anniversary of the upcoming annual meeting. In order to be properly evaluated for inclusion in the Proxy relating to next year's annual meeting, any stockholder proposals must be in writing and received by the Corporate Secretary at the Company's corporate headquarters located at 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631 by November 30, 2019.

In addition, in order to be properly presented at next year's annual meeting, notice of a stockholder proposal must be received by the Corporate Secretary between January 25, 2020 and February 14, 2020, at the Company's corporate headquarters, 8770 W. Bryn Mawr, Chicago, Illinois, 60631, unless the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the May 14, 2019 meeting. Refer to the Company's by-laws for further details regarding the proper timing and procedures for submitting proposals.

The Board of Directors knows of no other proposals which may be presented for action at this year's annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Conclusion
Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Neil E. Jenkins
Secretary

March 27, 2019

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.edocumentview.com/LAWS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - LAWSON PRODUCTS, INC.

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 14, 2019

Neil E. Jenkins and Ronald J. Knutson, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lawson Products, Inc. to be held on May 14, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-4.

Note: In their discretion, the Proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Items to be voted appear on reverse side)

Lawson Products, Inc. 2009 Equity Compensation Plan
(As Amended and Restated Effective May 14, 2019)

LAWSON PRODUCTS, INC. 2009 EQUITY COMPENSATION PLAN
(As Amended and Restated Effective May 14, 2019)

Table of Contents

1.0	Definitions	1
2.0	Purpose of Plan	6
3.0	Term of Plan	6
4.0	Stockholder Approval	6
5.0	Administration	7
6.0	Eligibility and Participation	9
7.0	Shares Subject to Plan	9
8.0	Maximum Individual Awards	10
9.0	Awards	11
10.0	Stock Options	11
11.0	Stock Awards and Stock Units	14
12.0	Performance-Based Awards	15
13.0	Change in Control	16
14.0	Termination of Service	17
15.0	Taxes	19
16.0	Miscellaneous	21
17.0	Amendment or Termination of Plan or Awards	22

LAWSON PRODUCTS, INC. 2009 EQUITY COMPENSATION PLAN
(As Amended and Restated Effective May 14, 2019)

1.0	Definitions
The following terms shall have the following meanings unless the context indicates otherwise:
1.1“Annual Incentive Award” shall mean a cash-denominated compensation award based on the achievement of performance goals, subject to the requirements of Section 13.0 and awarded by the Committee in accordance with the terms of the Plan.
1.2“Award” shall mean a Stock Option, Stock Appreciation Right, Stock Award, Stock Unit, Annual Incentive Award, or Performance-Based Award, awarded by the Committee in accordance with the terms of the Plan.
1.3“Award Agreement” shall mean a written agreement between the Company and the Participant that establishes the terms, conditions, restrictions and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.
1.4“Board” shall mean the Board of Directors of the Company.
1.5“Cause” shall have the meaning set forth in an employment or consulting agreement between a Participant and the applicable Employer, or, if no such agreement exists, or if such agreement does not define “Cause,” “Cause” shall mean (a) the Participant’s willful or intentional failure to perform the duties of his or her Service in any material respect, (b) malfeasance or negligence in the performance of the Participant’s duties of Service in any material respect, (c) the Participant’s commission of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Participant resides (whether or not in connection with his or her Service), (d) the Participant’s disclosure of material confidential information about the business of the Company or any of its Subsidiaries to any individual or entity, other than in the performance of the duties of his or her Service, (e) the Participant’s material violation of any formal written policy adopted by the Company or any of its Subsidiaries, (f) the Participant’s knowing certification of any misrepresentation or false information in any filing by the Company or any of its Subsidiaries with a government agency, (g) the Participant’s commission of an act or acts that result in the imposition of criminal or civil penalties against the Company or any of its Subsidiaries by a government agency, or (h) any other act or omission by the Participant (other than an act or omission resulting from the exercise by the Participant of good faith business judgment) which is materially injurious to the financial condition or the business reputation of the Company or any of its Subsidiaries. In addition, the Participant’s Service will be deemed to have terminated for Cause if, within six (6) months before or after the Participant’s Service is terminated, the Board learns of facts and circumstances that would have justified a termination for Cause.
1.6“Change in Control” shall mean (a) the acquisition (in one transaction or a series of transactions) by one or more related or affiliated (within the meaning of the Exchange Act) entities or persons (other than related or affiliated entities or persons who as of the effective date of this Plan own more than fifty percent (50%) of the outstanding Voting Stock of the Company) of more than fifty percent (50%) of the outstanding Voting Stock of the Company, (b) the sale or other disposition of all or substantially all of the assets of the Company, (c) the merger or consolidation of the Company with or into another entity, as a result of which merger or consolidation the holders of the outstanding Voting Stock of the Company immediately prior to such transaction hold less than fifty percent (50%) of the outstanding Voting Stock of the surviving entity immediately after such transaction, (d) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election (excluding the purpose of determining a “majority of the members of the Board,” any member whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (including without limitation any settlement thereof)), or (e) any other transaction that is determined by the Committee to constitute a major change in the ownership and control of the assets previously held, and operations previously conducted, by the Company. Notwithstanding the foregoing, a “Change in Control”, to the extent necessary to comply with Section 409A, shall mean a “change in control event” as defined for purposes of Section 409A.
1.7“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
1.8“Committee” shall mean (a) the Board or (b) a committee or subcommittee of the Board appointed by the Board from among its members. The Committee may be the Board’s Compensation Committee or such committee that performs the functions generally associated with those functions performed by the compensation committees of publicly traded corporations.

Unless the Board determines otherwise, and such determination is reduced to a writing articulating the reasons for such determination, the Committee shall be comprised solely of not less than two (2) members, each of whom shall qualify as:
(a)a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act, and
(b)an “outside director,” to the extent necessary to satisfy the qualified performance-based compensation exception of Section 162(m), and
(c)if the Common Stock is readily tradable on a national securities exchange or other market system, an “independent director” as such term is defined or used by the rules of the exchange or system on which the Company’s Common Stock is listed.
1.9“Common Stock” shall mean the common stock, $1.00 par value per share, of the Company.
1.10“Company” shall mean Lawson Products, Inc., a Delaware corporation.
1.11“Covered Employee” shall mean such term as defined for purposes of Section 162(m).
1.12“Disability” shall be determined by the Committee in its reasonable discretion. Notwithstanding the foregoing, “Disability”, to the extent necessary to comply with Section 409A, shall mean a “disability” as defined for purposes of Section 409A.
1.13“Effective Date” shall mean May 14, 2019, the date the Board approves and adopts this amendment and restatement of the Plan (which was originally effective March 17, 2009), subject to the approval of the Plan by the Company’s stockholders at the Company’s 2019 Annual Meeting.
1.14“Employee” shall mean an employee of an Employer as described in Treasury Regulation Section 1.421-7(h).
1.15“Employer” shall mean the Company or applicable Subsidiary for which the Participant performs Service.
1.16“Exchange Act” shall mean the Securities Exchange Act of 1934 and all regulatory and interpretative guidance issued thereunder, as amended from time to time, and any successor provisions or regulations.
1.17“Fair Market Value” shall mean, with respect to share of Common Stock:
(a)if the Common Stock is readily tradable on a national securities exchange or other market system, the closing price of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date), or
(b)if the Common Stock is not readily tradable on a national securities exchange or other market system:
i.the book value of a share of Common Stock as of the last day of the last completed fiscal quarter preceding the date of calculation; or
ii.any other value as otherwise determined in good faith by the Board through the reasonable application of a reasonable valuation method within the meaning of Section 409A.
1.18“ISO” shall mean an “incentive stock option” as such term is defined in Code Section 422.
1.19“Nonemployee Director” shall mean a member of the Board who is not an Employee.
1.20“Nonqualified Stock Option” shall mean a Stock Option that does not qualify as an ISO.
1.21“Participant” shall mean any Employee or Nonemployee Director to whom an Award has been granted by the Committee under the Plan.

1.22“Performance-Based Award” shall mean an Award granted to a Participant that may, but need not, be intended to qualify as “performance-based compensation” (as such term is used in Section 162(m)) and thus be exempt from the deduction limitation imposed by Section 162(m).
1.23“Performance Goals” shall mean the level(s) of achievement relating to the Performance Measures selected by the Committee for a Performance-Based Award. The Performance Goals may be applied on an absolute basis or relative to an identified index, peer group, or one or more competitors or other companies (including particular business segments or divisions or such companies), as specified by the Committee. The Performance Goals need not be the same for all Participants.
1.24“Plan” shall mean the Lawson Products, Inc. 2009 Equity Compensation Plan, as amended and restated as set forth herein, and as further amended from time to time.
1.25“Section 162(m)” shall mean Section 162(m) of the Code and all regulatory and interpretative guidance issued thereunder, as amended from time to time, and any successor provisions or regulations.
1.26“Section 409A” shall mean Section 409A of the Code and all regulatory and interpretative guidance issued thereunder, as amended from time to time, and any successor provisions or regulations.
1.27“Service” means the provision of personal services to an Employer, including, without limitation, in the capacity of an Employee or a Nonemployee Director.
1.28“Stock Award” shall mean an award of Common Stock, subject to the requirements of Section 11.0 and awarded by the Committee in accordance with the terms of the Plan.
1.29“Stock Option” shall mean an award of an option to purchase a share of Common Stock, subject to the requirements of Section 10.0 and awarded by the Committee in accordance with the terms of the Plan.
1.30“Stock Unit” shall mean an award of a notional right to receive a share of Common Stock, subject to the requirements of Section 11.0 and awarded by the Committee in accordance with the terms of the Plan.
1.31“Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than fifty percent (50%) of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than fifty percent (50%).
1.32“Treasury Regulation” shall mean the regulations promulgated under the Code by the United States Department of the Treasury, as amended from time to time.
1.33“Unvested” shall mean an Award (or portion of an Award) that has not yet Vested.
1.34“Vest” shall mean:
(a)with respect to Stock Options, when the Stock Option (or a portion thereof) first becomes exercisable and remains exercisable subject to the terms and conditions of such Stock Option, such that the Participant has an unrestricted right, title and interest (but subject to any expiration date) to obtain the compensation (if any) attributable to such Stock Option (or a portion thereof) or to otherwise enjoy the benefits underlying such Stock Option; or
(b)with respect to Awards other than Stock Options, when the Participant has:
i.an unrestricted right, title and interest to receive the compensation (whether payable in cash or Common Stock or a combination of both) attributable to an Award (or a portion of such Award) or to otherwise enjoy the benefits underlying such Award; and
ii.a right to transfer an Award subject to no Company-imposed restrictions or limitations other than restrictions and/or limitations imposed by the Plan and/or by the Committee in accordance with the Plan.
1.35“Vesting Date” shall mean the date or dates on which an Award Vests.
1.36“Voting Stock” shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.0	Purpose of Plan
Purpose. The purpose of the Plan is to motivate certain Employees and Nonemployee Directors to put forth maximum efforts toward the growth, profitability, and success of the Company and its Subsidiaries by providing incentives to such Employees and Nonemployee Directors through cash payments and/or through the ownership and performance of the Common Stock. In addition, the Plan is intended to provide incentives that will attract and retain highly qualified individuals as Employees and Nonemployee Directors, and to assist in aligning the interests of such Employees and Nonemployee Directors with the interests of the stockholders of the Company.

3.0	Term of Plan
Term. The Plan shall be effective as of the Effective Date and shall terminate on the tenth (10th) anniversary of the Effective Date (unless sooner terminated by the Board in accordance with Section 17.0).

4.0	Stockholder Approval
4.1Stockholder Approval. The Plan shall be approved by the Company’s stockholders at the 2019 Annual Meeting. Prior to such approval, the Committee may grant Awards to Participants pursuant to the terms of the Plan as in effect prior to its amendment and restatement. The Committee may also grant Awards to Participants pursuant to the terms of this amended and restated Plan, which Awards shall be conditioned upon the approval of the Plan by the Company’s stockholders at the 2019 Annual Meeting, provided that any Award granted under the amended and restated Plan prior to the approval by the Company’s stockholders shall be effective as of the date of grant (unless the Committee specifies otherwise at the time of grant), but no such Award may Vest, be paid out, or otherwise be disposed of prior to such stockholder approval. If the stockholders of the Company fail to approve the Plan in accordance with this Section 4.1, any Award granted under the terms of this amended and restated Plan shall be cancelled.
4.2Plan Amendment. Any amendment to the Plan that is determined to be a “material amendment” or a “material revision” or a “material modification” (or word(s) of similar effect) under the rules of the exchange or system on which the Company’s Common Stock is listed must be approved by the stockholders of the Company before such amendment shall be effective.
4.3Repricings. Any amendment, revision, replacement, cancellation and regrant, or other change to an outstanding Award that is determined to be a “repricing” (or word(s) of similar effect) under the rules of the exchange or system on which the Company’s Common Stock is listed (including any reduction in the exercise price of a Stock Option or the cancellation of an underwater Stock Option in exchange for cash or another Award) must be approved by the stockholders of the Company before such “repriced” Award shall be effective.
4.4Stockholder Reapproval. If required by Section 162(m), the material terms of the Performance Measures shall be disclosed to and reapproved by the stockholders of the Company no later than the first stockholder meeting that occurs in the fifth (5th) year following the year in which the Company’s stockholders previously approved such Performance Measures.

5.0	Administration
5.1Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage, interpret, and administer the Plan and any Award Agreement issued thereunder in accordance with its terms, and to make all other determinations that it deems necessary or advisable for the administration of the Plan or any Award Agreement.
5.2Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement that shall be signed by the Committee and the Participant; provided, however, that in the event of any conflict between a provision of the Plan and any provision of an Award Agreement, the provision of the Plan shall prevail.
5.3Authority of the Committee. The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:
(a)to determine eligibility for participation in the Plan;
(b)to determine eligibility for, and the type and size of, an Award granted under the Plan;
(c)to grant Awards to, and to enter into Award Agreements with, Participants;

(d)to supply any omission, correct any defect, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;
(e)to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;
(f)to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;
(g)to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;
(h)subject to Section 4.3, to grant Awards in replacement of Awards previously granted under this Plan or any other incentive compensation plan of an Employer;
(i)to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan; and
(j)to amend, modify, extend cancel or renew any Award, and authorize the exchange, substitution, or replacement of Awards; provided, that (i) no such amendment, modification, extension, cancellation, renewal, exchange, substitution or replacement will be to the detriment of a Participant with respect to any Award previously granted, without the affected Participant’s written consent, (ii), any such amendment, modification, extension, cancellation, renewal exchange, substitution, or replacement must satisfy the requirements for exemption under Section 409A, and (iii) in no event will the Committee be permitted to (A) reduce the exercise Price of any outstanding Stock Option, (B) exchange or replace an outstanding Stock Option with a new Stock Option with a lower exercise price, (C) cancel a Stock Option in exchange for cash or other Awards, or (D) increase the number or percentage of shares of Common Stock authorized for Awards under the Plan, without stockholder approval, except as provided in Section 7.2.
5.4Action by the Committee. The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.
5.5Delegation of Authority. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties under this Section 5.5, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the applicable Employer, as determined by the Committee.
5.6Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their heirs, successors, and legal representatives.
5.7Liability. No member of the Board, no member of the Committee and no employee of the Employers shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.
5.8Indemnification. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

6.0	Eligibility and Participation
6.1Eligibility. All Employees and Nonemployee Directors shall be eligible to participate in the Plan and to receive Awards.

6.2Participation. The Committee in its sole discretion shall designate who shall be a Participant and receive Awards under the Plan. Designation of a Participant in any year shall not require the Committee to designate such person or entity to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

7.0	Shares Subject to Plan
7.1Available Shares. The aggregate number of shares of Common Stock that shall be available for issuance pursuant to Awards under the Plan during its term shall be equal to 269,159, which includes 19,159, shares previously authorized under the Plan before this amendment and restatement, and an additional 250,000, shares authorized under the Plan in connection with this amendment and restatement. Such shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares, shares of issued stock held in the Company’s treasury, or both, at the discretion of the Company, and subject to any adjustments made in accordance with Section 7.2. To the extent that an Award granted under this Plan is canceled, expired, forfeited, surrendered, or otherwise terminated without delivery of the shares to the Participant, the shares of Common Stock retained by or returned to the Company shall (a) not be deemed to have been delivered under the Plan, and (b) be available for future Awards under the Plan, and (c) increase the shares of Common Stock available for issuance by one share for each share that is retained by or returned to the Company. Shares of Common Stock surrendered by Participants or withheld by the Company to pay all or a portion of the exercise price, purchase price, and/or withholding taxes with respect to any Awards shall not be subject to new Awards under the Plan.
7.2Adjustment to Shares. If there is any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other similar change in capital structure, or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Award so that the value of each such Award immediately after such change shall not be significantly diluted or enhanced relative to its value immediately prior to such change. Such adjustment shall be made successively each time any such change shall occur. In order to prevent such dilution or enhancement of Participants’ rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price applicable to outstanding Stock Options, and the Fair Market Value of a share of Common Stock and other value determinations applicable to outstanding Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards granted under the Plan to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis, including modifications of Performance Goals and changes in the length of performance periods; provided, however, that with respect to Performance-Based Awards, such modifications and/or changes must not disqualify compensation attributable to such Awards as Performance-Based Awards. In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding anything contained in the Plan, any adjustment:
(a)with respect to an ISO due to a change described in this Section 7.2 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any ISO granted hereunder other than an incentive stock option for purposes of Code Section 422, and
(b)with respect to an Award that qualifies as “nonqualified deferred compensation” under Section 409A shall fully comply with the rules under Section 409A, and in no event shall any adjustment be made which would render any Award granted hereunder to be subject to tax under Section 409A.

8.0	Maximum Individual Awards
The maximum aggregate number of shares of Common Stock that may be granted in any calendar year with respect to Awards under the Plan to any single Participant (the “Grant Limitation”) shall be: (a) 125,000 to any Participant other than a Nonemployee Director, and (b) 20,000 to any Participant who is a Nonemployee Director; provided that, in no event may any number of shares of Common Stock be granted during any one Directors’ Compensation Year to any single Nonemployee Director with a grant date fair value that, when aggregated with all cash compensation for service as a Nonemployee Director of the Company during such period, exceeds $350,000. For purposes of the Plan, “Nonemployee Directors’ Compensation Year” shall mean the approximately one-year period beginning on each regular annual meeting of the Company’s stockholders and ending on the next regular annual meeting of the Company’s stockholders. In the event of any adjustment under Section 7.2 to the number of shares that may be issued under the Plan, the Grant Limitation shall be proportionately adjusted.

9.0	Awards
9.1Type of Awards. The Committee may, in its sole discretion, grant the following Awards of Stock Options, Stock Appreciation Rights, Stock Awards, Stock Units, Annual Incentive Awards, and Performance-Based Awards to Employees and/or Nonemployee Directors.
9.2Award Terms and Conditions. Subject to any terms and/or conditions explicitly required by the Plan, the Committee, in its sole discretion, shall determine all of the terms and conditions of each Award, including but not limited to the following:
•exercise price or purchase price;
•method of exercise;
•vesting;
•expiration term of Award;
•effects of termination of Participant’s Service;
•Change-in-Control Vesting and other effects of a Change in Control;
•qualification of a Stock Option as an ISO;
•payout in cash, in property, or any combination of cash and property;
•restrictive covenants;
•transferability;
•tax withholding;
•tax deferral arrangements;
•tandem or combination Awards; and
•any other term or condition that is not inconsistent with the Plan.
9.3Performance Measures. The Committee may select one or any combination of the following Performance Measures with respect to the Company or any Subsidiary or any business unit or combination thereof:
•revenue;
•sales;
•pretax income before allocation of corporate overhead and bonus;
•budget;
•cash flow;
•earnings per share;
•net income;
•division, group or corporate financial goals;
•appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company;
•dividends paid;
•total stockholder return;
•return on stockholders’ equity;
•return on assets;
•return on investment;
•internal rate of return;
•attainment of strategic and operational initiatives;

•market share;
•operating margin;
•profit margin;
•gross profits;
•earnings before interest and taxes;
•economic value added models;
•comparisons with various stock market indices;
•earnings before interest, taxes, depreciation and amortization;
•increase in number of customers;
•reductions in costs;
•resolution of administrative or judicial proceedings or disputes; or
•funds from operations.
The Committee, in its discretion but subject to Section 162(m), may elect to exclude, in calculating performance under any of the above criteria, (a) unusual gains, unusual losses and other nonrecurring items (including, without limitation, the impact from any foreign currency devaluations and acquisition termination fees (net of related costs)), (b) the amount of all charges and expenses incurred or income earned in connection with any refinancing, restructuring, rationalization, recapitalization or reorganization involving the Company and its Subsidiaries, (c) the cumulative effects of accounting changes, (d) discontinued operations, and (e) any business units, divisions, Subsidiaries or other entities sold or acquired.
9.4Vesting of Awards. Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted and no Award may provide for partial or graduated vesting beginning before the first anniversary of the date it is granted; provided that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock available pursuant to Section 7 may be granted to any one or more Participants without respect to the minimum vesting period requirements of this sentence.

10.0	Stock Options
10.1In General. The Committee may, in its sole discretion, grant Stock Options to Employees and/or Nonemployee Directors on or after the Effective Date. The Committee shall, in its sole discretion, determine the Employees and Nonemployee Directors who will receive Stock Options and the number of shares of Common Stock underlying each Stock Option. With respect to Employees who become Participants, the Committee may grant such Participants ISOs or Nonqualified Stock Options or a combination of both. With respect to Nonemployee Directors who become Participants, the Committee may grant such Participants only Nonqualified Stock Options. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time. In addition, each Stock Option shall be subject to the terms and conditions set forth in Sections 10.2 through 10.9 below.
10.2Exercise Price. The Committee shall specify the exercise price of each Stock Option in the Award Agreement; provided, however, that (a) the exercise price of any ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant, and (b) the exercise price of any Nonqualified Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant, unless the Committee in its sole discretion determines otherwise.
10.3Term of Stock Option. The Committee shall specify the term of each Stock Option in the Award Agreement; provided, however, that (a) no ISO shall be exercised after the tenth (10th) anniversary of the date of grant of such ISO and (b) no Nonqualified Stock Option shall be exercised after the twentieth (20th) anniversary of the date of grant of such Nonqualified Stock Option. Each Stock Option shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall, in its sole discretion, set forth in the Award Agreement on the date of grant.
10.4Vesting Date. The Committee shall specify the Vesting Date with respect to each Stock Option in the Award Agreement, subject to the minimum vesting requirements of Section 9.4. The Committee may grant Stock Options that are Vested, either in whole or in part, on the date of grant. If the Committee fails to specify a Vesting Date in the Award Agreement, one-third (1/3) of such Stock Option shall Vest and become exercisable on each of the first three (3) anniversaries of the date of grant and shall remain exercisable following such anniversary date until the Stock Option expires in accordance with its terms under the

Award Agreement or under the terms of the Plan. The Vesting of a Stock Option may be subject to such other terms and conditions as shall be determined by the Committee, including, without limitation, accelerating the Vesting if certain Performance Goals are achieved.
10.5Exercise of Stock Options. The Stock Option exercise price may be paid in cash or, in the sole discretion of the Committee, by the delivery of shares of Common Stock then owned by the Participant, by the withholding of shares of Common Stock for which a Stock Option is exercisable, or by a combination of these methods. In the sole discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock then owned by a Participant, providing the Company with a notarized statement attesting to the number of shares owned by the Participant, where upon verification by the Company, the Company would issue to the Participant only the number of incremental shares to which the Participant is entitled upon exercise of the Stock Option. In determining which methods a Participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate; provided, however, that with respect to ISOs, all such discretionary determinations by the Committee shall be made at the time of grant and specified in the Award Agreement.
10.6Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to the shares of Common Stock covered by a Stock Option until that Participant has become the holder of record of any such shares, and no adjustment shall be made with respect to any such shares of Common Stock for dividends in cash or other property or distributions of other rights on the Common Stock for which the record date is prior to the date on which that Participant has become the holder of record of any shares covered by such Stock Option; provided, however, that Participants are entitled to the adjustments set forth in Section 7.2. No dividends or dividend equivalents shall be paid in connection with Stock Options.
10.7Restrictions Relating to ISOs. In addition to being subject to the terms and conditions of this Section 10.0, ISOs shall comply with all other requirements under Code Section 422. Accordingly, ISOs may be granted only to Participants who are employees (as described in Treasury Regulation Section 1.421-7(h)) of the Company or of any “Parent Corporation” (as defined in Code Section 424(e)) or of any “Subsidiary Corporation” (as defined in Code Section 424(f)) on the date of grant. The aggregate Fair Market Value (determined as of the time the ISO is granted) of the Common Stock with respect to which ISOs (under all option plans of the Company and of any Parent Corporation and of any Subsidiary Corporation) are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. The maximum number of shares of Common Stock that may be delivered to Participants with respect to ISOs under the Plan shall be 200,000. For purposes of the preceding sentence, ISOs shall be taken into account in the order in which they are granted. ISOs shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by such Participant. The Committee shall not grant ISOs to any Employee who, at the time the ISO is granted, owns stock possessing (after the application of the attribution rules of Code Section 424(d)) more than ten percent (10%) of the total combined Voting Stock of the Company or of any Parent Corporation or of any Subsidiary Corporation, unless the exercise price of the ISO is fixed at not less than one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant and the exercise of such ISO is prohibited by its terms after the fifth (5th) anniversary of the ISO’s date of grant. In addition, no ISO shall be issued to a Participant in tandem with a Nonqualified Stock Option issued to such Participant in accordance with Treasury Regulation Section 14a.422A-1, Q/A-39.
10.8Additional Terms and Conditions. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Stock Option, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Employers.
10.9Conversion Stock Options. The Committee may, in its sole discretion, grant a Stock Option to any holder of an option (hereinafter referred to as an “Original Option”) to purchase shares of the stock of any corporation:
(a)the stock or assets of which were acquired, directly or indirectly, by the Company or any Subsidiary, or
(b)which was merged with and into the Company or a Subsidiary;
so that the Original Option is converted into a Stock Option (hereinafter referred to as a “Conversion Stock Option”); provided, however, that such Conversion Stock Option as of the date of its grant (the “Conversion Stock Option Grant Date”) shall have the same economic value as the Original Option as of the Conversion Stock Option Grant Date. In addition, unless the Committee, in its sole discretion determines otherwise, a Conversion Stock Option which is converting an Original Option intended to qualify as an ISO shall have the same terms and conditions as applicable to the Original Option in accordance with Code Section 424 and the Treasury Regulations thereunder so that the conversion (i) is treated as the issuance or assumption of a stock option under Code Section 424(a), and (ii) is not treated as a modification, extension or renewal of a stock option under Code Section 424(h).
10.10Stock Appreciation Rights. The Committee may, in its sole discretion, grant Stock Appreciation Rights (“SARs”) to Employees and/or Nonemployee Directors on or after the Effective Date. An SAR is the award of the contingent right to receive Common Stock or cash, as specified in the Award Agreement, in the future, based on the value or the appreciation in the value, of Stock. The Committee shall, in its sole discretion, determine the Employees and Nonemployee Directors who will receive SARs and the number of shares of Common Stock underlying each SAR. Each SAR shall be subject to all of the same terms and conditions applicable to Stock Options, including, but not limited to Sections 1.34, 4.3, 5.3(j), and 10.2 through 10.6, and such other terms and conditions consistent with the Plan as the Committee may impose from time to time.

11.0	Stock Awards and Stock Units
11.1Stock Awards. The Committee may, in its sole discretion, grant Stock Awards to Employees and/or Nonemployee Directors as additional compensation or in lieu of other compensation for Service to an Employer. A Stock Award shall consist of shares of Common Stock which shall be subject to such terms and conditions as the Committee in its sole discretion determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the Vesting Date with respect to such shares, subject to the minimum vesting requirements of Section 9.4, and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s Service within specified periods.
11.2Delivery of Shares Upon Vesting. Upon the Vesting of a Stock Award, the restrictions applicable to the shares of Common Stock underlying a Stock Award shall lapse. The Committee may require (a) the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Stock Award and/or (b) that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. With respect to the shares of Common Stock subject to a Stock Award, the Participant may have all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares, to the extent that the Committee so determines on the date of grant and provides in the Award Agreement; provided, however, that any shares of Common Stock distributed as a dividend or otherwise with respect to any Stock Award as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Stock Awards and held or restricted as provided in this Section.
11.3In General. The Committee may, in its sole discretion, grant to Employees and/or Nonemployee Directors Stock Units as additional compensation or in lieu of other compensation for Service to an Employer. A Stock Unit is a hypothetical right to receive a share of Common Stock and is represented by a notional account established and maintained (or caused to be established or maintained) by the Company for a Participant who receives a grant of Stock Units. Stock Units shall be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate including, without limitation, determinations of the Vesting Date with respect to such Stock Units and the criteria for the Vesting of such Stock Units, subject to the minimum vesting requirements of Section 9.4. A Stock Unit granted by the Committee shall provide for payment in shares of Common Stock at such time or times as the Award Agreement shall specify.
11.4Payout of Stock Units. Upon the Vesting of a Stock Unit, the share of Common Stock corresponding to the Stock Unit shall be distributed to the Participant, unless the Committee, in its sole discretion, provides for the payment of the Stock Unit in cash (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock which would otherwise be distributed to the Participant.

12.0	Performance-Based Awards
12.1In General. The Committee, in its sole discretion, may designate Awards granted under the Plan as Performance-Based Awards.
12.2Annual Incentive Awards. The Committee may, in its sole discretion, may make Annual Incentive Awards to Employees, which may be based on the achievement of specified performance goals as determined by the Committee. A Participant must remain continuously in Service with an Employer through the last day of the calendar year to be eligible to receive a payout of the Annual Incentive Award with respect to such calendar year. Unless the Committee specifies otherwise in the Award Agreement, payout of the Annual Incentive Award will be made in cash. A Participant who terminates Service before the end of the calendar year will forfeit his or her Annual Incentive Award; provided that, if the Participant’s Service terminated due to the Participant’s death or Disability, the Committee may approve, in its sole discretion, a pro rata payout to such Participant.

Notwithstanding the foregoing, if there is a Change in Control of the Company, the Committee, in its sole discretion, may provide for immediate payout of the Annual Incentive Award otherwise payable to a Participant pursuant to this Section.
12.3Performance-Based Annual Incentive Awards. To the extent that the Committee deems it appropriate that an Annual Incentive Award granted to a Covered Employee should qualify as a Performance-Based Award, the following additional provisions shall apply:
(a)If necessary to qualify for the performance-based compensation exception under Section 162(m), the maximum aggregate dollar amount paid to an individual Participant in any one calendar year pursuant to an Annual Incentive Award or other cash-based award that is intended to qualify as Performance-Based Compensation shall not exceed three percent (3.0%) of the Company’s pretax income before allocation of corporate overhead and bonus as reported in the Company’s consolidated statement of income included in its Annual Report on Form 10-K, adjusted to eliminate the effect on pretax income of accrued cash-based incentive compensation expense for the calendar year for which the Award is granted.
(b)In no event will an Annual Incentive Award to an individual Participant in any calendar year exceed $2,000,000, which limit shall apply regardless of whether the Annual Incentive Award is paid out in equity or cash.
(c)The Committee may adjust downwards, but not upwards, the amount payable pursuant to an Annual Incentive Award. The Committee shall have the power to impose such other restrictions on Annual Incentive Awards subject to this Section 12.0 as it may deem necessary or appropriate.

13.0	Change in Control
13.1Accelerated Vesting. Notwithstanding any other provision of this Plan to the contrary, if there is a Change in Control of the Company, the Committee, in its sole discretion, may take such actions as it deems appropriate with respect to outstanding Awards, including, without limitation, accelerating the Vesting Date and/or payout of such Awards; provided, however, that such action shall not conflict with any provision contained in an Award Agreement unless such provision is amended in accordance with Section 17.0; and provided further that, in the absence of different action by the Committee, each outstanding Award which Vests on the basis of the passage of time shall immediately and automatically Vest on the date of the Change in Control to whatever additional extent (if any) it would have been vested on the date that is one (1) year after the date of the Change in Control.
13.2Cashout. The Committee, in its sole discretion, may determine that, upon the occurrence of a Change in Control of the Company, (i) all or a portion of certain outstanding Awards shall terminate within a specified number of days after notice to the holders, (ii) each holder of an Award shall receive an amount equal to the value of such Award on the date of the Change in Control, which with respect to each share of Common Stock subject to a Stock Option shall be an amount equal to the excess of the Fair Market Value of a share of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option, and/or (iii) underwater Stock Options may be cancelled for no consideration. Such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable to stockholders of the Company in the Change in Control transaction) or in a combination thereof, as the Committee, in its sole discretion, shall determine.
13.3Assumption or Substitution of Awards. Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its sole discretion, provide that an Award may be assumed by any entity that acquires control of the Company or may be substituted by a similar award under such entity’s compensation plans.

14.0	Termination of Service
14.1Termination of Service Due to Death or Disability. Unless otherwise provided pursuant to any written agreement between an Employer and a Participant, if a Participant’s Service is terminated due to death or Disability:
(a)all Unvested portions of Awards held by the Participant on the date of the Participant’s death or the date of the termination of his or her Service, as the case may be, shall immediately be forfeited by such Participant as of such date;
(b)all Vested portions of Awards (other than Vested portions of Stock Options) held by the Participant on the date of the Participant’s death or the date of the termination of his or her Service, as the case may be, shall be paid in accordance with the payout schedule applicable to Vested Awards; and
(c)all Vested portions of Stock Options held by the Participant on the date of the Participant’s death or the date of the termination of his or her Service, as the case may be, shall remain exercisable until the earlier of:

i.the end of the twelve (12) month period following the date of the Participant’s death or the date of the termination of his or her Service, as the case may be, or
ii.the date the Stock Option would otherwise expire.
14.2Termination of Service for Cause. Unless otherwise provided pursuant to any written agreement between an Employer and a Participant, if a Participant’s Service is terminated by the Company for Cause, all Awards held by a Participant on the date of the termination of his or her Service for Cause, whether Vested or Unvested, shall immediately be forfeited by such Participant as of such date. In the event that Stock, cash or other property comprising a Vested Award has been distributed to a Participant prior to a termination of Service for Cause, the Participant shall be obligated to return to the Company within thirty (30) days after such termination of Service (a) the Stock, cash or other property comprising that Award or (b) if such Stock or other property has been disposed of by the Participant, cash equal in amount to the greater of (i) the Fair Market Value of such Stock or other property at the time of its disposition or (ii) the amount received in exchange for such Stock or other property.
14.3Other Terminations of Service. Unless otherwise provided pursuant to any written agreement between an Employer and a Participant, if a Participant’s Service is terminated for any reason other than for Cause, death or Disability:
(a)all Unvested portions of Awards held by the Participant on the date of the termination of his or her Service shall immediately be forfeited by such Participant as of such date;
(b)all Vested portions of Awards (other than Vested portions of Stock Options) held by the Participant on the date of the termination of his or her Service shall be paid in accordance with the payout schedule applicable to Vested Awards; and
(c)all Vested portions of Stock Options held by the Participant on the date of the termination of his or her Service shall remain exercisable until the earlier of:
i.the end of the ninety (90) day period following the date of the termination of his or her Service, or
ii.the date the Stock Option would otherwise expire.
14.4Committee Discretion. Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its sole discretion, provide that:
(a)any or all Unvested portions of Stock Options held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her Service, as the case may be, shall immediately become exercisable as of such date and, except with respect to ISOs, shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire;
(b)any or all Vested portions of Nonqualified Stock Options held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her Service, as the case may be, shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire;
(c)any or all Unvested portions of Stock Awards and/or Stock Units held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her Service shall immediately Vest or shall become Vested on a date that occurs on or prior to the date the Award is scheduled to vest; and/or
(d)all Vested portions of Awards (other than Vested portions of Stock Options) held by the Participant on the date of the Participant’s death or the date of the termination of his or her Service, as the case may be, shall be paid on a date that occurs prior than the Vested Award is schedules to be paid.
14.5ISOs. Notwithstanding anything contained in the Plan to the contrary, (a) the provisions contained in this Section 14.0 shall be applied to an ISO only if the application of such provision maintains the treatment of such ISO as an ISO, and (b) the exercise period of an ISO in the event of a termination of the Participant’s Service due to Disability provided in Section 14.1, shall be applied only if the Participant is “permanently and totally disabled” (as such term is defined in Code Section 22(e)(3)).

15.0	Taxes
15.1Withholding Taxes. With respect to Employees, an Employer may require a Participant who has become Vested in an Award granted hereunder, or who exercises a Stock Option granted hereunder, to reimburse the corporation which employs such Participant for any taxes required by any governmental regulatory authority to be withheld or otherwise deducted and paid by such corporation or entity in respect of the issuance or disposition of such shares or the payment of any amounts. In lieu thereof, the corporation or entity that employs such Participant shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation or entity to the Participant upon such terms and conditions as the Committee shall prescribe. The Employer may, in its discretion, hold the stock certificate to which such Participant is entitled upon the Vesting of an Award or the exercise of a Stock Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.
15.2Use of Common Stock to Satisfy Withholding Obligation. With respect to Employees, at any time that an Employer becomes subject to a withholding obligation under applicable law with respect to the Vesting of a Stock Award or Stock Unit or the exercise of a Nonqualified Stock Option (the “Tax Date”), except as set forth below, a holder of such Award may elect to satisfy, in whole or in part, the holder’s related personal tax liabilities (an “Election”) by (a) directing the Employer to withhold from shares issuable in the related vesting or exercise either a specified number of shares or shares of Common Stock having a specified value not greater than the maximum individual statutory tax rate in a given jurisdiction (or such lower mount as may be necessary to avoid liability award accounting, or any other accounting consequence or cost, as determined by the Committee, and in any event in accordance with Company policies), (b) tendering shares of Common Stock previously issued pursuant to the exercise of a Stock Option or other shares of the Common Stock owned by the holder, or (c) combining any or all of the foregoing Elections in any fashion. An Election shall be irrevocable. Any withheld shares and any other shares of Common Stock tendered in payment shall be valued based on the Fair Market Value of a share of Common Stock on the Tax Date. The Committee may disapprove of any Election, suspend or terminate the right to make Elections or provide that the right to make Elections shall not apply to particular shares or exercises. The Committee may impose any additional conditions or restrictions on the right to make an Election as it shall deem appropriate, including conditions or restrictions with respect to Section 16 of the Exchange Act.
15.3No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
15.4Section 409A Deferred Compensation. Awards under the Plan are intended to be exempt from, or otherwise comply with, the requirements of Section 409A, and the Plan and each Award shall be interpreted and construed consistent with such intent. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may permit Participants to elect to defer receipt of all or any portion of an Award otherwise payable to the Participant, pursuant to procedures established by the Committee and in compliance with the requirements of Section 409A. References in this Plan to “termination of Service” and similar terms shall mean a “separation from service” within the meaning of that term under Section 409A to the extent necessary or advisable to comply with Section 409A. Any payment or distribution of an Award that is subject to Section 409A that is to be made to a Participant who is a “specified employee” of the Company within the meaning of that term under Section 409A and as determined by the Committee, on account of a “separation from service” under Section 409A, may not be made before the date that is six (6) months after the date of such “separation from service.” The Company cannot guarantee that the Awards, payments, and benefits that may be made or provided under the Plan will satisfy all applicable provisions of Section 409A.
15.5Golden Parachutes. Subject to any written agreement between an Employer and a Participant, if any payment to be made under the Plan would be treated by the Internal Revenue Service as an “excess parachute payment” as such term is defined in Code Section 280G, then the Employer may reduce the amount of such payment so that such payment will not be treated as an “excess parachute payment”; provided, however, that such reduction must take into account all “parachute payments” as such term is defined in Code Section 280G, so that such reduction results in the aggregate of all “parachute payments” to the Participant being equal to $1.00 less than the Participant’s applicable “base amount” as such term is defined in Code Section 280G.

16.0	Miscellaneous
16.1Listing of Shares and Related Matters. If at any time the Committee shall determine that the listing, registration or qualification of the shares of Common Stock subject to any Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Award or the issuance of shares of Common Stock thereunder, such Award may not be exercised, distributed or paid out, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
16.2No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be required to be established and no segregation of assets shall be required to be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
16.3No Right to Continued Employment or Service or to Grants. The Participant’s rights, if any, to continue to provide Service to an Employer (in any capacity) shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Employer reserves the right to terminate the Service of any Employee at any time. The adoption of the Plan shall not be deemed to give any Employee or Nonemployee Director or any other individual or entity any right to be selected as a Participant or to be granted an Award.
16.4Employment Agreement. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent an employment agreement between a Participant and the Company or a Subsidiary provides vesting terms with respect to an Award that are more favorable to the Participant than those set forth in the Plan or an Award Agreement, the vesting terms in such employment agreement shall control.
16.5Awards Subject to Foreign Laws. The Committee may grant Awards to individual Participants who are subject to the tax laws of nations other than the United States, and such Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action that it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no action may be taken which would result in a violation of the Exchange Act or any other applicable law.
16.6Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).
16.7No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares, or whether such fractional shares or any rights relating thereto shall be forfeited or otherwise eliminated.
16.8Transferability. Except as otherwise set forth in an Award Agreement, Awards under the Plan are not transferable except to the Participant’s beneficiary upon the death of the Participant. To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event will an ISO be transferable to the extent that such transferability would violate the requirements applicable to such option under Code Section 422.
16.9Electronic Delivery of Plan Information and Electronic Signatures. To the extent permitted by applicable law, the Company may deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by applicable securities law) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). To the extent permitted by applicable law, the Participant’s execution of an Award Agreement may be made by electronic facsimile or other method of recording of the Participant’s signature in a manner that is acceptable to the Committee.

17.0	Amendment or Termination of Plan or Awards
17.1Amendment of Plan. The Board may amend the Plan at any time with or without prior notice; provided, however, that no such action shall reduce the amount of any outstanding Award or otherwise adversely change the terms and conditions thereof without the Participant’s consent, unless such amendment is required to conform the terms of an outstanding Award or the Plan to the requirements of applicable Law.
17.2Termination of Plan. The Board may suspend or terminate the Plan at any time with or without prior notice; provided, however, that no such action shall reduce the amount of any outstanding Award or otherwise adversely change the terms and conditions thereof without the Participant’s consent.

17.3Amendment or Cancellation of Award Agreements. The Committee may amend or modify any Award Agreement at any time, provided that if the amendment or modification adversely affects the Participant, such amendment or modification shall be by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein. In addition, and subject to stockholder approval in accordance with Section 4.0, by mutual agreement between the Committee and a Participant or such other persons as may then have an interest therein, Awards may be granted to a Participant in substitution and exchange for, and in cancellation of, any Awards previously granted to such Participant under the Plan, or any award previously granted to such Participant under any other present or future plan of the Company or any present or future plan of an entity which (a) is purchased by the Company, (b) purchases the Company, or (c) merges into or with the Company.
17.4Compensation Recovery Policy. Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, Awards granted or paid under the Plan will be subject to recovery under the Company’s Compensation Recovery Policy as may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.